Exhibit 99.1

Explanatory Note

Citrix Systems, Inc. (“we”, “our”, or “Citrix”) is filing this Exhibit 99.1 to our Current Report on Form 8-K to reissue our retrospectively revised and recast historical consolidated financial statements and other information included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016 (as amended, the “2016 Form 10-K”). Information included in this Exhibit 99.1 to our Current Report on Form 8-K presents the financial results of our former GoTo Business as a discontinued operation for the years ended December 31, 2016, 2015 and 2014. These updates are consistent with the presentation of discontinued operations included in our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2017, June 30, 2017 and September 30, 2017 filed with the Securities and Exchange Commission (the “SEC”) on May 8, 2017, August 4, 2017 and November 2, 2017, respectively, and with rules of the SEC requiring the reissue of prior period financial statements included or incorporated by reference in a registration statement or proxy statement to retrospectively revise and reclassify such pre-event financial statements to reflect accounting changes, such as discontinued operations.

As previously disclosed, on January 31, 2017, we completed the spin-off of our GoTo Business (the “Spin-off”) and subsequent merger of that business (the “Merger”) with LogMeIn, Inc. (“LogMeIn”) pursuant to the terms of (1) an Agreement and Plan of Merger, dated as of July 26, 2016, by and among Citrix, GetGo, Inc., a wholly-owned subsidiary of Citrix (“GetGo”), LogMeIn and a wholly-owned subsidiary of LogMeIn (“Merger Sub”), and (2) a Separation and Distribution Agreement, dated as of July 26, 2016, by and among Citrix, LogMeIn and GetGo. As a result of the Spin-off, we distributed approximately 26.9 million shares of GetGo common stock to our stockholders of record as of the close of business on January 20, 2017. We delivered the shares of GetGo common stock to our transfer agent, who held such shares for the benefit of our stockholders. Immediately thereafter, Merger Sub was merged with and into GetGo, with GetGo continuing as a wholly owned subsidiary of LogMeIn. As a result of the Merger, each share of GetGo common stock was converted into the right to receive one share of LogMeIn common stock. As a result of the Spin-off, the GoTo Business is accounted for as a discontinued operation for all periods presented in this Exhibit 99.1 to our Current Report on Form 8-K.

The information included in this Exhibit 99.1 to our Current Report on Form 8-K is presented in connection with the reporting changes described above and does not otherwise amend or restate our audited consolidated financial statements that were included in the 2016 Form 10-K. This Exhibit 99.1 to our Current Report does not reflect events occurring after we filed the 2016 Form 10-K and does not modify or update the disclosures therein in any way, other than to reflect the presentation of our GoTo Business as a discontinued operation as described above. Therefore, this Exhibit 99.1 to our Current Report on Form 8-K should be read in conjunction with our other filings made with the SEC, including, and subsequent to the date of the 2016 Form 10-K.

We have revised the following portions of the 2016 Form 10-K to reflect the retrospective revisions that have been made as a result of the Spin-Off to reflect the GoTo Business as a discontinued operation:

PART II

•	Item 6. Selected Financial Data

•	Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations

•	Item 8. Financial Statements and Supplementary Data

PART IV

•	Item 15. Exhibits, Financial Statement Schedules

CAUTIONARY NOTES REGARDING FORWARD-LOOKING STATEMENTS

Our operating results and financial condition have varied in the past and could in the future vary significantly depending on a number of factors. From time to time, information provided by us or statements made by our employees contain “forward-looking” information that involves risks and uncertainties. Forward-looking statements may be identified by words such as “expects,” “intends,” “anticipates,” “plans,” “believes,” “seeks,” “targets,” “outlook,” “estimates,” “will,” “should,” “may” or words of similar meaning, but these words are not the exclusive means of identifying forward-looking statements. In particular, statements contained in this Exhibit 99.1 to our Current Report on Form 8-K that are not historical facts, including, but not limited to, statements concerning new products, research and development, offerings of products and services, market positioning and opportunities, headcount, customer demand, distribution and sales channels, our partners and other strategic or technology relationships, financial information and results of operations for future periods, product and price competition, strategy and growth initiatives, seasonal factors, natural disasters, stock-based compensation, licensing and subscription renewal programs, restructuring activities, international operations, investment transactions and valuations of investments and derivative instruments, reinvestment or repatriation of foreign earnings, fluctuations in foreign exchange rates, tax matters, tax rates, the expected benefits of acquisitions, changes in domestic and foreign economic conditions and credit markets, liquidity and debt obligations, changes in accounting rules or guidance, share repurchase activity, litigation and intellectual property matters, constitute forward-looking statements and are made under the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are neither promises nor guarantees. Our actual results of operations and financial condition have varied and could in the future vary materially from those stated in any forward-looking statements. The factors described in Part I, Item 1A, “Risk Factors,” in our Annual Report on Form 10-K for the year ended December 31, 2016 and under similar headings in our subsequent Quarterly Reports on Form 10-Q, among others, could cause actual results to differ materially from those contained in forward-looking statements made in this Exhibit 99.1 to our Current Report on Form 8-K or presented elsewhere by our management from time to time. Such factors, among others, could have a material adverse effect upon our business, results of operations and financial condition. We caution readers not to place undue reliance on any forward-looking statements, which only speak as of the date made. We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made.

ITEM 6. SELECTED FINANCIAL DATA

The following selected consolidated financial data is derived from our consolidated financial statements. This data should be read in conjunction with the consolidated financial statements and notes thereto, and with Item 7, Management’s Discussion and Analysis of Financial Condition and Results of Operations.

	Year Ended December 31,
	2016	2015	2014	2013(a)	2012(a)
	(In thousands, except per share data)
Consolidated Statements of Income Data(a):
Net revenues	$2,736,080	$2,646,154	$2,563,064	$2,918,434	$2,586,123
Cost of net revenues(b)	404,889	474,040	493,706	502,795	404,137

Gross margin	2,331,191	2,172,114	2,069,358	2,415,639	2,181,986
Operating expenses (c)	1,771,027	1,969,322	1,894,438	2,034,922	1,791,208

Income from operations	560,164	202,792	174,920	380,717	390,778
Interest income	16,686	11,675	9,421	8,194	10,152
Interest expense	(44,949)	(44,153)	(28,332)	(128)	(312)
Other (expense) income, net	(4,131)	(5,730)	(7,694)	(893)	9,611

Income from continuing operations before income taxes	527,770	164,584	148,315	387,890	410,229
Income tax expense (benefit)	57,915	(50,549)	(18,904)	48,367	57,682

Income from continuing operations	469,855	215,133	167,219	339,523	352,547
Income from discontinued operations	66,257	104,228	84,504	—	—

Net income	$536,112	$319,361	$251,723	$339,523	$352,547

Net income per share from continuing operations—diluted	$2.99	$1.34	$0.98	$1.80	$1.86

Weighted average shares outstanding—diluted	157,084	160,362	171,270	188,245	189,129

	December 31,
	2016	2015	2014	2013	2012
	(In thousands)
Consolidated Balance Sheet Data:
Total assets	$6,390,227	$5,467,517	$5,512,007	$5,212,249	$4,796,402
Total equity	2,608,727	1,973,446	2,173,645	3,319,807	3,121,777

(a)	The selected financial data for fiscal years ending December 31, 2016, 2015 and 2014 has been adjusted to be presented on a continuing operations basis. The selected financial data for fiscal years 2013 and 2012 has not been so adjusted.
(b)	Cost of net revenues includes amortization and impairment of product related intangible assets of $55.4 million, $127.3 million, $142.2 million, $97.9 million, and $80.0 million in 2016, 2015, 2014, 2013 and 2012, respectively.
(c)	Operating expenses includes amortization and impairment of other intangible assets of $15.1 million, $97.5 million, $41.9 million, $41.7 million, and $34.5 million in 2016, 2015, 2014, 2013 and 2012, respectively.

ITEM 7. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

Citrix delivers solutions to make applications secure and easy to access, anywhere, anytime and on any device or network. Our mission is to power a world where people, organizations and things are securely connected and accessible.

We market and license our products directly to customers, over the Web, and through systems integrators, or SIs, in addition to indirectly through value-added resellers, or VARs, value-added distributors, or VADs, original equipment manufacturers, or OEMs and service providers.

We are a Delaware corporation founded on April 17, 1989.

Executive Summary

Our products and services mobilize desktops, apps and data to help our customers drive value. We continue driving innovation in the datacenter with our products and services across both physical and software defined networking platforms while powering some of the world’s largest clouds and giving enterprises the capabilities to combine best-in-class application networking services on a single, consolidated footprint. Our work with Citrix Service Providers, or CSPs, to deliver our products in the cloud is how we are meeting customer demand for subscription-based services for the delivery of apps from Windows to web to mobile.

During the year ended December 31, 2016, we delivered solid progress on our operational initiatives designed to improve scalability of our infrastructure and cost saving efficiencies. This included restructuring programs, changes in our field and channel strategies and continued focus on our core strategy, the secure delivery of apps and data. Our efforts have contributed to higher operating margins and a foundation for sustained profitable growth of our business.

On January 25, 2017, we announced that our Board approved an increase of $500 million to our existing share repurchase program, bringing the total current authorization to over $900 million.

On January 31, 2017, we completed the spin-off of our GoTo Business (the “Spin-off”) and subsequent merger of that business with LogMeIn, Inc. ( “LogMeIn”) pursuant to the terms of (1) an Agreement and Plan of Merger, dated as of July 26, 2016 (the “Merger Agreement”), by and among Citrix, GetGo, Inc., a wholly-owned subsidiary of Citrix (“GetGo”), LogMeIn, and a wholly-owned subsidiary of LogMeIn (“Merger Sub”), and (2) a Separation and Distribution Agreement, dated as of July 26, 2016, by and among Citrix, LogMeIn and GetGo. Under the Spin-off, we distributed approximately 26.9 million shares of GetGo common stock to our stockholders of record as of the close of business on January 20, 2017. We delivered the shares of GetGo common stock to our transfer agent, who held such shares for the benefit of our stockholders. Immediately thereafter, Merger Sub was merged with and into GetGo, with GetGo continuing as a wholly owned subsidiary of LogMeIn (the “Merger”). As a result of the Merger, each share of GetGo common stock was converted into the right to receive one share of LogMeIn common stock. As a result of these transactions, our stockholders received approximately 26.9 million shares of LogMeIn common stock in the aggregate, or 0.171844291 of a share of LogMeIn common stock for each share of Citrix common stock held of record by our stockholders as of the close of business on January 20, 2017. No fractional shares of LogMeIn were issued, and our stockholders instead received cash in lieu of any fractional shares. The distribution of the shares of GetGo common stock to our stockholders also resulted in an adjustment to the conversion rate for our 0.500% Convertible Notes due 2019 (the “Convertible Notes”) under the terms of the related indenture. As a result of this adjustment, the conversion rate for the Convertible Notes in effect as of the opening of business on February 1, 2017 was 13.9061 shares of Citrix common stock per $1,000 principal amount of Convertible Notes.

Summary of Results

For the year ended December 31, 2016 compared to the year ended December 31, 2015, a summary of our results from continuing operations included:

•	Product and license revenue increased 1.0% to $882.9 million;

•	Software as a service revenue increased 29.7% to $134.7 million;

•	License updates and maintenance revenue increased 4.4% to $1.6 billion;

•	Professional services revenue decreased 11.0% to $131.2 million;

•	Gross margin as a percentage of revenue increased 3.1% to 85.2%;

•	Operating income from continuing operations increased 176.2% to $560.2 million; and

•	Diluted earnings per share from continuing operations increased 123.1% to $2.99.

The increase in our Product and licenses revenue was primarily driven by higher overall sales of our Workspace Services solutions and Delivery Networking products, partially offset by lower sales of our non-core products. Our Software as a service revenues increased due to increased sales of our Cloud Services offerings. The increase in License updates and maintenance revenue was primarily due to increased sales of maintenance revenues across our Workspace Services and Delivery Networking products, partially offset by a decrease in our Subscription Advantage product and our technical and premier support as customers continue to migrate to our new software maintenance solutions. The decrease in Professional services revenue was primarily due to decreased implementation services and product training and certification related to our Workspace Services solutions. The increase in 2016 gross margin as a percentage of net revenue was primarily due to 2015 including the impairment of certain product related intangible assets. The increase in operating income from continuing operations and diluted earnings per share from continuing operations when comparing 2016 to 2015 was primarily due to an increase in revenues and gross margin, as well as a reduction in operating expenses as a result of our operational initiatives. Also contributing to the increase in diluted earnings per share from continuing operations was the impact of share repurchases during 2015, which reduced our weighted-average shares outstanding, partially offset by an increase in our effective tax rate.

2016 Business Combination

On September 7, 2016, we acquired all of the issued and outstanding securities of a privately held company. The acquisition provides a software solution that cuts the cost of desktop and application virtualization and delivers workspace performance by accelerating desktop logon and application response times for any Microsoft Windows-based environment. The total cash consideration for this transaction was approximately $11.5 million, net of $0.8 million cash acquired. Transaction costs of $0.4 million are presented within General and administrative expense in the accompanying consolidated statements of income. The assets related to this acquisition relate primarily to $8.2 million of product technology identifiable intangible assets with a 4 year life and goodwill of $4.7 million.

We have included the effects of this business acquired in 2016 in our results of operations prospectively from the date of the acquisition.

2016 Asset Acquisition

On January 8, 2016, we acquired certain monitoring technology assets from a privately-held company for total cash consideration of $23.6 million. The acquisition provides a monitoring solution for Citrix’s products as it relates to Microsoft Windows applications and desktop delivery. The identifiable intangible assets acquired related primarily to product technologies.

2016 Divestiture

On February 29, 2016, we sold our CloudPlatform and CloudPortal Business Manager products to Persistent Telecom Solutions, Inc. The agreement included contingent consideration in the form of an earnout provision based on revenue for a period of five years following the closing date. Any income associated with the contingent consideration will be recognized if the earnout provisions are met.

2015 Acquisitions

Sanbolic

On January 8, 2015, we acquired all of the issued and outstanding securities of Sanbolic, Inc., or Sanbolic. We expected the Sanbolic technology would reduce the complexity of Microsoft Windows application delivery and desktop virtualization deployments. The total cash consideration for this transaction was approximately $89.4 million, net of $0.2 million cash acquired. Transaction costs associated with the acquisition were $0.5 million, of which we expensed $0.3 million during the year ended December 31, 2015 and these costs are included in General and administrative expense in the accompanying consolidated statements of income. In addition, in connection with the acquisition, we assumed non-vested stock units which were converted into the right to receive, in the aggregate, up to 37,057 shares of our common stock, for which the vesting period began on the closing of the transaction. During the fourth quarter of 2015, management performed a comprehensive operational review which included an evaluation of all our products. In connection with this review, management determined that the Sanbolic technology was a non-core solution and that the related product offerings will no longer be developed. As a result, we impaired the remaining carrying value of the intangible assets related to this acquisition in the fourth quarter of 2015. Refer to Note 2 to our consolidated financial statements for further information about intangible assets.

Subsequent Event

On January 3, 2017, we acquired all of the issued and outstanding securities of Unidesk Corporation (“Unidesk”). Unidesk is the inventor of the Microsoft Windows application packaging and management technology known as application layering. We acquired Unidesk to enhance and provide a demonstrable difference in application management and delivery. By incorporating the Unidesk technology into XenApp and XenDesktop, we will advance our industry leadership by offering the most powerful and easy to deploy application layering solution available for delivering and managing applications and desktops in the cloud, on-premises and in hybrid deployment environments. The total preliminary cash consideration for this transaction was approximately $60.5 million, net of $2.7 million cash acquired. Transaction costs associated with the acquisition are currently estimated at $0.3 million, of which we expensed $0.3 million during the year ended December 31, 2016, which were included in General and administrative expense in the accompanying consolidated statements of income.

Critical Accounting Policies and Estimates

Our discussion and analysis of financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent liabilities. We base these estimates on our historical experience and on various other assumptions that we believe to be reasonable under the circumstances, and these estimates form the basis for our judgments concerning the carrying values of assets and liabilities that are not readily apparent from other sources. We periodically evaluate these estimates and judgments based on available information and experience. Actual results could differ from our estimates under different assumptions and conditions. If actual results significantly differ from our estimates, our financial condition and results of operations could be materially impacted.

We believe that the accounting policies described below are critical to understanding our business, results of operations and financial condition because they involve more significant judgments and estimates used in the preparation of our consolidated financial statements. An accounting policy is deemed to be critical if it requires an accounting estimate to be made based on assumptions about matters that are highly uncertain at the time the estimate is made, and if different estimates that could have been used, or changes in the accounting estimates that are reasonably likely to occur periodically, could materially impact our consolidated financial statements. We have discussed the development, selection and application of our critical accounting policies with the Audit Committee of our Board of Directors and our independent auditors, and our Audit Committee has reviewed our disclosure relating to our critical accounting policies and estimates in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Note 2 to our consolidated financial statements describes the significant accounting policies and methods used in the preparation of our consolidated financial statements.

Revenue Recognition

We recognize revenue when it is earned and when all of the following criteria are met: persuasive evidence of the arrangement exists; delivery has occurred or the service has been provided and we have no remaining obligations; the fee is fixed or determinable; and collectability is probable. We define these four criteria as follows:

•	Persuasive evidence of the arrangement exists. Evidence of an arrangement generally consists of a purchase order issued pursuant to the terms and conditions of a distributor, reseller or end user agreement. For SaaS, we generally require the customer or the reseller to electronically accept the terms of an online services agreement or execute a contract.

•	Delivery has occurred and we have no remaining obligations. We consider delivery of licenses under electronic licensing agreements to have occurred when the related products are shipped and the end-user has been electronically provided the software activation keys that allow the end-user to take immediate possession of the product. For hardware appliance sales, our standard delivery method is free-on-board shipping point. Consequently, we consider delivery of appliances to have occurred when the products are shipped pursuant to an agreement and purchase order. For SaaS, delivery occurs upon providing the users with their login id and password. For product training and consulting services, we fulfill our obligation when the services are performed. For license updates and maintenance, we assume that our obligation is satisfied ratably over the respective terms of the agreements, which are typically 12 to 24 months. For SaaS, we assume that our obligation is satisfied ratably over the respective terms of the agreements, which are typically 12 months.

•	The fee is fixed or determinable. In the normal course of business, we do not provide customers with the right to a refund of any portion of their license fees or extended payment terms. The fees are considered fixed or determinable upon establishment of an arrangement that contains the final terms of the sale including description, quantity and price of each product or service purchased. For SaaS, the fee is considered fixed or determinable if it is not subject to refund or adjustment.

•	Collectability is probable. We assess collectability based primarily on the creditworthiness of the customer. Management’s judgment is required in assessing the probability of collection, which is generally based on an evaluation of customer specific information, historical experience and economic market conditions. If we determine from the outset of an arrangement that collectability is not probable, revenue recognition is deferred until customer payment is received and the other parameters of revenue recognition described above have been achieved.

The majority of our product and license revenue consists of revenue from the sale of software products. Software sales generally include a perpetual license to our software and are subject to the industry specific software revenue recognition guidance. In accordance with this guidance, we allocate revenue to license updates related to our software and any other undelivered elements of the arrangement based on VSOE of fair value of each element and such amounts are deferred until the applicable delivery criteria and other revenue recognition criteria described above have been met. The balance of the revenues, net of any discounts inherent in the arrangement, is recognized at the outset of the arrangement using the residual method as the product licenses are delivered. If management cannot objectively determine the fair value of each undelivered element based on VSOE of fair value, revenue recognition is deferred until all elements are delivered, all services have been performed, or until fair value can be objectively determined. We also make certain judgments to record estimated reductions to revenue for customer programs and incentive offerings including volume-based incentives, at the time sales are recorded.

For hardware appliance and software transactions, the arrangement consideration is allocated to stand-alone software deliverables as a group and the non-software deliverables based on the relative selling prices of using the selling price hierarchy in the revenue recognition guidance. The selling price hierarchy for a deliverable is based on its VSOE if available, third-party evidence, or TPE, if VSOE is not available, or estimated selling price if neither VSOE nor TPE is available. We then recognize revenue on each deliverable in accordance with our policies for product and service revenue recognition. VSOE of selling price is based on the price charged when the element is sold separately. In determining VSOE, we require that a substantial majority of the selling prices fall within a reasonable range based on historical discounting trends for specific products and services. TPE of selling price is established by evaluating competitor products or services in stand-alone sales to similarly situated customers. However, as our products contain a significant element of proprietary technology and our solutions offer substantially different features and functionality, the comparable pricing of products with similar functionality typically cannot be obtained. Additionally, as we are unable to reliably determine what competitors products’ selling prices are on a stand-alone basis, we are not typically able to determine TPE. The estimate of selling price is established considering multiple factors including, but not limited to, pricing practices in different geographies and through different sales channels and competitor pricing strategies.

For our non-software transactions, we allocate the arrangement consideration based on the relative selling price of the deliverables. For our hardware appliances, we use ESP as our selling price. For our support and services, we generally use VSOE as our selling price. When we are unable to establish selling price using VSOE for our support and services, we use ESP in our allocation of arrangement consideration.

Our Cloud Services offerings are considered hosted service arrangements per the authoritative guidance; accordingly, fees related to online service agreements are recognized ratably over the contract term. In addition, SaaS revenues may also include set-up fees, which are recognized ratably over the contract term or the expected customer life, whichever is longer. See Note 2 to our consolidated financial statements for further information on our revenue recognition.

Valuation and Classification of Investments

The authoritative guidance defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (an exit price). Our available-for-sale investments are measured to fair value on a recurring basis. In addition, we hold investments that are accounted for based on the cost method. These investments are periodically reviewed for impairment and when indicators of impairment exist, are measured to fair value as appropriate on a non-recurring basis. In determining the fair value of our investments we are sometimes required to use various alternative valuation techniques. The authoritative guidance establishes a hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available.

The authoritative guidance establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value as follows: Level 1, observable inputs such as quoted prices in active markets for identical assets or liabilities, Level 2, inputs, other than quoted prices in active markets, that are observable either directly or indirectly, and Level 3, unobservable inputs in which there is little or no market data, which requires us to develop our own assumptions. Observable inputs are those that market participants would use in pricing the asset or liability that are based on market data obtained from independent sources, such as market quoted prices. When Level 1 observable inputs for our investments are not available to determine their fair value, we must then use other inputs which may include indicative pricing for securities from the same issuer with similar terms, yield curve information, benchmark data, prepayment speeds and credit quality or unobservable inputs that reflect our estimates of the assumptions market participants would use in pricing the investments based on the best information available in the circumstances. When valuation techniques, other than those described as Level 1 are utilized, management must make estimations and judgments in determining the fair value for its investments. The degree to which management’s estimation and judgment is required is generally dependent upon the market pricing available for the investments, the availability of observable inputs, the frequency of trading in the investments and the investment’s complexity. If we make different judgments regarding unobservable inputs we could potentially reach different conclusions regarding the fair value of our investments.

After we have determined the fair value of our investments, for those that are in an unrealized loss position, we must then determine if the investment is other-than-temporarily impaired. We review our investments quarterly for indicators of other-than-temporary impairment. This determination requires significant judgment and if different judgments are used the classification of the losses related to our investments could differ. In making this judgment, we employ a systematic methodology that considers available quantitative and qualitative evidence in evaluating potential impairment of our investments. If the carrying value of an available-for-sale investment exceeds its fair value, we evaluate, among other factors, general market conditions, the duration and extent to which the fair value is less than carrying value our intent to retain or sell the investment and whether it is more likely than not that we will not be required to sell the investment before the recovery of its amortized cost basis, which may not be until maturity. We also consider specific adverse conditions related to the financial health of and business outlook for the issuer, including industry and sector performance, rating agency actions and changes in credit default swap levels. For our cost method investments, our quarterly review of impairment indicators encompasses the analysis of specific criteria of the entity, such as cash position, financing needs, operational performance, management changes, competition and turnaround potential. If any of the above impairment indicators are present, we further evaluate whether an other-than-temporary impairment should be recorded. Once a decline in fair value is determined to be other-than-temporary, an impairment charge is recorded and a new cost basis in the investment is established. See Notes 4 and 5 to our consolidated financial statements and “Liquidity and Capital Resources” for more information on our investments and fair value measurements.

Intangible Assets

We have acquired product related technology assets and other intangible assets from acquisitions and other third party agreements. We allocate the purchase price of acquired intangible assets acquired through third party agreements based on their estimated relative fair values. We allocate a portion of purchase price of acquired companies to the product related technology assets and other intangible assets acquired based on their estimated fair values. We typically engage third party appraisal firms to assist us in determining the fair values and useful lives of product related technology assets and other intangible assets acquired. Such valuations and useful life determinations require us to make significant estimates and assumptions. These estimates are based on historical experience and information obtained from the management of the acquired companies and are inherently uncertain. Critical estimates in determining the fair value and useful lives of the product related technology assets include but are not limited to future expected cash flows earned from the product related technology and discount rates applied in determining the present value of those cash flows. Critical estimates in valuing certain other intangible assets include but are not limited to future expected cash flows from customer contracts, customer lists, distribution agreements, patents, brand awareness and market position, as well as discount rates.

Management’s estimates of fair value are based upon assumptions believed to be reasonable. Unanticipated events and circumstances may occur which may affect the accuracy or validity of such assumptions, estimates or actual results.

We monitor acquired intangible assets for impairment on a periodic basis by reviewing for indicators of impairment. If an indicator exists we compare the estimated net realizable value to the unamortized cost of the intangible asset. The recoverability of the intangible assets is primarily dependent upon our ability to commercialize products utilizing the acquired technologies, retain existing customers and customer contracts, and maintain brand awareness. The estimated net realizable value of the acquired intangible assets is based on the estimated undiscounted future cash flows derived from such intangible assets. Our assumptions about future revenues and expenses require significant judgment associated with the forecast of the performance of our products, customer retention rates and ability to secure and maintain our market position. Actual revenues and costs could vary significantly from these forecasted amounts. If these products are not ultimately accepted by our customers and distributors, and there is no alternative future use for the technology; or if we fail to retain acquired customers or successfully market acquired brands, we could determine that some or all of the remaining $173.7 million carrying value of our acquired intangible assets is impaired. In the event of impairment, we would record an impairment charge to earnings that could have a material adverse effect on our results of operations. During the year ended December 31, 2015, we tested certain intangible assets for recoverability due to changes in facts and circumstances associated with the shift in strategic focus and reduced profitability expectations. As a result, we identified certain definite-lived intangible assets that were impaired, primarily customer relationships and product technologies from the acquisition of ByteMobile, and recorded non-cash impairment charges of $123.0 million to write down the intangible assets to their estimated fair value of $26.8 million. Of the impairment charge, $67.1 million is included in Impairment of other intangible assets and $55.9 million is included in Impairment of product related intangible assets in the accompanying consolidated statements of income.

Goodwill

The excess of the fair value of purchase price over the fair values of the identifiable assets and liabilities from our acquisitions is recorded as goodwill. At December 31, 2016, we had $1.59 billion in goodwill related to our acquisitions. Our revenues are derived from sales of our Workspace Services solutions, Delivery Networking products, and related license updates and maintenance, and our Cloud Services offerings. As part of our continued transformation, effective January 1, 2016, we reorganized a part of our business by creating a new Cloud Services product grouping. In connection with this change, during the first quarter of 2016, we performed an assessment of our goodwill reporting units and determined that the Cloud Services reorganization resulted in the identification of two goodwill reporting units (excluding the GoTo Business). We operate as a single reportable segment and evaluate goodwill accordingly.

On January 31, 2017, we completed the separation and subsequent merger of the GoTo Business (formerly a reportable segment) to LogMeIn. As a result, the Company re-evaluated its operating segments and determined that it has one reportable segment. See Note 11 to our consolidated financial statements for additional information regarding our reportable segment.

We account for goodwill in accordance with FASB’s authoritative guidance, which requires that goodwill and certain intangible assets are not amortized, but are subject to an annual impairment test. We complete our goodwill and certain intangible assets impairment test on an annual basis, during the fourth quarter of our fiscal year, or more frequently, if changes in facts and circumstances indicate that an impairment in the value of goodwill and certain intangible assets recorded on our balance sheet may exist.

In the fourth quarter of 2016, we performed a qualitative assessment to determine whether further quantitative impairment testing for goodwill and certain intangible assets is necessary, which we refer to this assessment as the Qualitative Screen. In performing the Qualitative Screen, we are required to make assumptions and judgments including but not limited to the following: the evaluation of macroeconomic conditions as related to our business, industry and market trends, and the overall future financial performance of our reporting units and future opportunities in the markets in which they operate. If after performing the Qualitative Screen impairment indicators are present, we would perform a quantitative impairment test to estimate the fair value of goodwill and certain intangible assets. In doing so, we would estimate future revenue, consider market factors and estimate our future cash flows. Based on these key assumptions, judgments and estimates, we determine whether we need to record an impairment charge to reduce the value of the goodwill and certain intangible assets carried on our balance sheet to its estimated fair value. Assumptions, judgments and estimates about future values are complex and often subjective and can be affected by a variety of factors, including external factors such as industry and economic trends, and internal factors such as changes in our business strategy or our internal forecasts. Although we believe the assumptions, judgments and estimates we have made have been reasonable and appropriate, different assumptions, judgments and estimates could materially affect our results of operations. As a result of the Qualitative Screen, no further quantitative impairment test was deemed necessary. There was no impairment of goodwill as a result of the annual impairment tests completed during the fourth quarters of 2016 and 2015.

Income Taxes

We are required to estimate our income taxes in each of the jurisdictions in which we operate as part of the process of preparing our consolidated financial statements. At December 31, 2016, we had approximately $232.4 million in net deferred tax assets. The authoritative guidance requires a valuation allowance to reduce the deferred tax assets reported if, based on the weight of the evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized. We review deferred tax assets periodically for recoverability and make estimates and judgments regarding the expected geographic sources of taxable income and gains from investments, as well as tax planning strategies in assessing the need for a valuation allowance. At December 31, 2016, we determined that a $14.2 million valuation allowance relating to deferred tax assets for net operating losses and tax credits was necessary. If the estimates and assumptions used in our determination change in the future, we could be required to revise our estimates of the valuation allowances against our deferred tax assets and adjust our provisions for additional income taxes.

In the ordinary course of global business, there are transactions for which the ultimate tax outcome is uncertain, thus judgment is required in determining the worldwide provision for income taxes. We provide for income taxes on transactions based on our estimate of the probable liability. We adjust our provision as appropriate for changes that impact our underlying judgments. Changes that impact provision estimates include such items as jurisdictional interpretations on tax filing positions based on the results of tax audits and general tax authority rulings. Due to the evolving nature of tax rules combined with the large number of jurisdictions in which we operate, it is possible that our estimates of our tax liability and the realizability of our deferred tax assets could change in the future, which may result in additional tax liabilities and adversely affect our results of operations, financial condition and cash flows.

The following discussion relating to the individual financial statement captions, our overall financial performance, operations and financial position should be read in conjunction with the factors and events described in “— Overview” and Part 1 – Item 1A entitled “Risk Factors,” included in our Annual Report on Form 10-K for the year ended December 31, 2016, which could impact our future performance and financial position.

Convertible Senior Notes

In April 2014, we completed a private placement of our Convertible Notes due 2019 with a net share settlement feature, meaning that upon conversion, the principal amount will be settled in cash and the remaining amount, if any, will be settled in shares of our common stock or a combination of cash and shares of our common stock, at our election. In accordance with accounting guidance for convertible debt instruments that may be settled in cash or other assets on conversion, we first determine the carrying amount of the liability component by measuring the fair value of a similar liability that does not have an associated equity component. Then we determine the carrying amount of the equity component represented by the embedded conversion option by deducting the fair value of the liability component from the initial proceeds ascribed to the convertible debt instrument as a whole. Debt discount and debt issuance costs are amortized to interest expense using the effective interest method.

As a result of the structure of the Reverse Morris Trust (RMT) transaction with LogMeIn, Inc., and the notification on October 10, 2016 to noteholders in accordance with the Indenture, the Convertible Notes became convertible until the earlier of (1) the close of business on the business day immediately preceding the ex-dividend date for the distribution of the outstanding shares of GetGo common stock to our stockholders by way of a pro rata dividend, and (2) our announcement that such distribution will not take place, even though the Convertible Notes were not otherwise convertible at December 31, 2016. The conversion rate for the Convertible Notes, Convertible Note Hedge and Warrant Transactions also will be subject to adjustment as of the opening of business on the ex-dividend date for the distribution. The $1.44 billion Convertible Notes became convertible with the notice to noteholders. Accordingly, as of December 31, 2016, the carrying amount of the Convertible Notes of $1.3 billion was reclassified from Other liabilities to Current liabilities and the difference between the face value and carrying value of $79.5 million was reclassified from stockholders’ equity to temporary equity in the accompanying consolidated balance sheets. See Note 18 to our consolidated financial statements for more information on the separation of the GoTo Business.

Results of Operations

The following table sets forth our consolidated statements of income data and presentation of that data as a percentage of change from year-to-year (in thousands other than percentages):

	Year Ended December 31,			2016 Compared to 2015	2015 Compared to 2014
	2016	2015	2014
Revenues:
Product and licenses	$882,898	$873,808	$896,011	1.0%	(2.5)%
Software as a service	134,682	103,851	75,495	29.7	37.6
License updates and maintenance	1,587,271	1,521,007	1,416,017	4.4	7.4
Professional services	131,229	147,488	175,541	(11.0)	(16.0)

Total net revenues	2,736,080	2,646,154	2,563,064	3.4	3.2

Cost of net revenues:
Cost of product and license revenues	121,391	118,265	124,110	2.6	(4.7)
Cost of services and maintenance revenues	228,080	228,503	227,371	(0.2)	0.5
Amortization of product related intangible assets	54,290	71,001	89,230	(23.5)	(20.4)
Impairment of product related intangible assets	1,128	56,271	52,995	(98.0)	6.2

Total cost of net revenues	404,889	474,040	493,706	(14.6)	(4.0)

Gross margin	2,331,191	2,172,114	2,069,358	7.3	5.0

Operating expenses:
Research and development	395,373	480,957	486,919	(17.8)	(1.2)
Sales, marketing and services	976,339	1,005,802	1,074,958	(2.9)	(6.4)
General and administrative	314,298	286,245	276,565	9.8	3.5
Amortization of other intangible assets	15,076	30,341	35,583	(50.3)	(14.7)
Impairment of other intangible assets	—	67,137	6,321	(100.0)	962.1
Restructuring	67,401	98,661	14,092	(31.7)	600.1
Separation	2,540	179	—	1,319.0	*

Total operating expenses	1,771,027	1,969,322	1,894,438	(10.1)	4.0

Income from operations	560,164	202,792	174,920	176.2	15.9
Interest income	16,686	11,675	9,421	42.9	23.9
Interest expense	(44,949)	(44,153)	(28,332)	1.8	55.8
Other expense, net	(4,131)	(5,730)	(7,694)	(27.9)	(25.5)

Income from continuing operations before income taxes	527,770	164,584	148,315	220.7	11.0
Income tax expense (benefit)	57,915	(50,549)	(18,904)	214.6	167.4

Income from continuing operations	469,855	215,133	167,219	118.4	28.7
Income from discontinued operations, net of income tax expense of $22,737, $43,065 and $42,887, respectively	66,257	104,228	84,504	(36.4)	23.3

Net income	$536,112	$319,361	$251,723	67.9%	26.9%

*	not meaningful

Revenues

Net revenues include Product and licenses, License updates and maintenance, Professional services and SaaS revenues related to our Cloud Services offerings. Product and licenses primarily represent fees related to the licensing of the following major products:

•	Workspace Services is primarily comprised of XenDesktop, XenApp, XenMobile and Workspace Suite; and

•	Delivery Networking primarily includes NetScaler ADC and NetScaler SD-WAN.

In addition, we offer incentive programs to our VADs and VARs to stimulate demand for our products. Product and license revenues associated with these programs are partially offset by these incentives to our VADs and VARs. Our CSP program provides subscription-based services in which the CSP partners host software services to their end users. The fees from the CSP program are recognized based on usage and as the CSP services are provided to their end users.

SaaS revenues, which are recognized ratably over the contractual term, primarily consist of fees related to our Cloud Services products, are comprised primarily of ShareFile.

License updates and maintenance consists of:

•	Our Subscription Advantage program, an annual renewable program that provides subscribers with automatic delivery of unspecified software upgrades, enhancements and maintenance releases when and if they become available during the term of the subscription, for which fees are recognized ratably over the term of the contract, which is typically 12 to 24 months; and

•	Our maintenance fees, which include technical support and hardware and software maintenance, and which are recognized ratably over the contract term.

Professional services revenues are comprised of:

•	Fees from consulting services related to implementation of our products, which are recognized as the services are provided; and

•	Fees from product training and certification, which are recognized as the services are provided.

	Year Ended December 31,			2016 Compared to 2015	2015 Compared to 2014
	2016	2015	2014
	(In thousands)
Revenues:
Product and licenses	$882,898	$873,808	$896,011	$9,090	$(22,203)
Software as a Service	134,682	103,851	75,495	30,831	28,356
License updates and maintenance	1,587,271	1,521,007	1,416,017	66,264	104,990
Professional Services	131,229	147,488	175,541	(16,259)	(28,053)

Total net revenues	$2,736,080	$2,646,154	$2,563,064	$89,926	$83,090

Product and licenses

Product and licenses revenue increased during 2016 when compared to 2015 primarily due to higher overall sales of our Workspace Services solutions of $8.3 million and Delivery Networking products of $7.1 million. These increases were partially offset by lower sales of our non-core products of $8.0 million as a result of our product portfolio rationalization as discussed in the Executive Summary Overview above. Product and licenses revenue decreased during 2015 when compared to 2014 primarily due to lower overall sales of our Workspace Services solutions of $21.2 million.

Software as a Service

Software as a service revenue increased during 2016 compared to 2015 and during 2015 compared to 2014 primarily due to increased sales of our Cloud Services offerings.

License updates and maintenance

Effective February 16, 2015, we introduced Software Maintenance across all Citrix software products and discontinued our existing Premier Support offering. As a result, we have experienced declines in Subscription Advantage and Premier Support revenues, with a corresponding increase in sales of our software maintenance offerings as customers adopt the new solution. Additionally, in 2017, our customers began migrating to the new Citrix Customer Success Services offering from the Subscription Advantage and Software Maintenance programs.

License updates and maintenance revenue increased during 2016 compared to 2015 primarily due to an increase in hardware and software maintenance revenues of $291.2 million, primarily driven by increased sales of maintenance revenues across our Workspace Services and Delivery Networking products, partially offset by decreases in our Subscription Advantage product of $180.4 million and our technical and premier support of $44.6 million. License updates and maintenance revenue increased during 2015 compared to 2014 primarily due to an increase in hardware and software maintenance revenues of $155.5 million, primarily driven by increased sales of maintenance revenues across our Workspace Services and Delivery Networking products, partially offset by a decrease in our Subscription Advantage product of $50.6 million. The overall change when comparing 2016 to 2015 and 2015 to 2014 is a result of customers migrating to our new Software Maintenance offerings discussed above.

Professional services

The decrease in Professional services revenue when comparing 2016 to 2015 was primarily due to decreased implementation services and product training and certification related to our Workspace Services solutions. The decrease in Professional services revenue when comparing 2015 to 2014 was primarily due to decreased product training and certification and implementation services related to our Workspace Services solutions. These results are due to the operational initiatives as discussed in the Executive Summary above.

Deferred Revenue

Deferred revenues are primarily comprised of License updates and maintenance revenue from maintenance fees, which include software and hardware maintenance, our Subscription Advantage program and technical support. Deferred revenues also include SaaS revenue from annual service agreements for our online services and Professional services revenue primarily related to our consulting contracts.

Deferred revenues increased approximately $137.7 million as of December 31, 2016 compared to December 31, 2015 primarily due to a net increase in sales of our software maintenance offerings of $122.6 million and an increase in sales of our hardware maintenance offerings of $17.5 million. These changes were primarily related to our new Software Maintenance offering discussed in the license updates and maintenance revenue section above.

While it is generally our practice to promptly ship our products upon receipt of properly finalized purchase orders, we sometimes have product license orders that have not shipped. Although the amount of such product license orders may vary, the amount, if any, of such product license orders at the end of a particular period has not been material to total revenue at the end of any reporting period. We do not believe that backlog, as of any particular date, is a reliable indicator of future performance.

International Revenues

International revenues (sales outside the United States) accounted for approximately 46.3% of our net revenues for the year ended December 31, 2016, 48.7% of our net revenues for the year ended December 31, 2015 and 50.7% of our net revenues for the year ended December 31, 2014. The change in our international revenues as a percentage of our net revenues for the periods presented is not significant. For detailed information on international revenues, please refer to Note 11 to our consolidated financial statements.

Cost of Net Revenues

	Year Ended December 31,			2016 Compared to 2015	2015 Compared to 2014
	2016	2015	2014
	(In thousands)
Cost of product and license revenues	$121,391	$118,265	$124,110	$3,126	$(5,845)
Cost of services and maintenance revenues	228,080	228,503	227,371	(423)	(1,132)
Amortization of product related intangible assets	54,290	71,001	89,230	(16,711)	(18,229)
Impairment of product related intangible assets	1,128	56,271	52,995	(55,143)	3,276

Total cost of net revenues	$404,889	$474,040	$493,706	$(69,151)	$(19,666)

Cost of product and license revenues consists primarily of hardware, shipping expense, royalties, product media and duplication, manuals and packaging materials. Cost of services and maintenance revenues consists primarily of compensation and other personnel-related costs of providing technical support and consulting, as well as the costs related to providing our software as a service offerings. Also included in Cost of net revenues is amortization of product related intangible assets and impairment of product related intangible assets.

Cost of product and license revenues increased during 2016 when compared to 2015 primarily due to higher sales of our Delivery Networking products, some of which contain hardware components that have a higher cost than our software products. Cost of product and license revenues decreased during 2015 when compared to 2014 primarily due to lower sales of our Workspace Services products.

Cost of services and maintenance revenues decreased during 2016 compared to 2015 primarily due to a decrease in implementation services and product training and certification costs of $20.1 million related to our Workspace Services solutions, partially offset by an increase in costs due to an higher sales of our Cloud Services of $17.8 million and support and maintenance costs related to our Workspace Services and Delivery Networking products of $1.9 million. Cost of services and maintenance revenues increased during 2015 compared to 2014 primarily due to an increase in sales of our Cloud Services offerings of $13.4 million and support and maintenance costs related to our Workspace Services and Delivery Networking products of $2.9 million. These increases are partially offset by a decrease in implementation services and product training and certification costs of $15.6 million related to our Workspace Services solutions.

Amortization of product related intangible assets decreased during 2016 as compared to 2015 primarily due to lower amortization of certain intangible assets becoming fully amortized as a result of impairments during 2015. Amortization of product related intangible assets decreased during 2015 as compared to 2014 primarily due to lower amortization of certain intangible assets becoming fully amortized as a result of impairments during 2015 and 2014.

Impairment of product related intangible assets decreased during 2016 as compared to 2015 primarily due to the impairments of certain acquired intangible assets in 2015. Impairment of product related intangible assets increased during 2015 as compared to 2014 primarily due to an increase in impairments related to certain acquired intangible assets in 2015.

Gross Margin

Gross margin as a percent of revenue was 85.2% for 2016, 82.1% for 2015 and 80.7% for 2014. The increase in gross margin as a percentage of net revenue when comparing 2016 to 2015 was primarily due to 2015 including the impairment of certain product related intangible assets.

Operating Expenses

Foreign Currency Impact on Operating Expenses

The functional currency for all of our wholly-owned foreign subsidiaries is the U.S. dollar. A substantial majority of our overseas operating expenses and capital purchasing activities are transacted in local currencies and are therefore subject to fluctuations in foreign currency exchange rates. In order to minimize the impact on our operating results, we generally initiate our hedging of currency exchange risks up to 12 months in advance of anticipated foreign currency expenses. When the dollar is weak, the resulting increase to foreign currency denominated expenses will be partially offset by the gain in our hedging contracts. When the dollar is strong, the resulting decrease to foreign currency denominated expenses will be partially offset by the loss in our hedging contracts. There is a risk that there will be fluctuations in foreign currency exchange rates beyond the timeframe for which we hedge our risk.

Research and Development Expenses

	Year Ended December 31,			2016 Compared to 2015	2015 Compared to 2014
	2016	2015	2014
	(In thousands)
Research and development	$395,373	$480,957	$486,919	$(85,584)	$(5,962)

Research and development expenses consisted primarily of personnel related costs and facility and equipment costs directly related to our research and development activities. We expensed substantially all development costs included in the research and development of our products.

Research and development expenses decreased during 2016 as compared to 2015 primarily due to a decrease in compensation and employee-related costs mostly related to a net decrease in headcount resulting from restructuring activities initiated in 2015.

Research and development expenses decreased during 2015 as compared to 2014 primarily due to a decrease in stock-based compensation of $10.1 million resulting from restructuring initiatives, partially offset by an increase in compensation and employee-related costs of $4.2 million primarily related to a net increase in headcount driven by our acquisition activity and continued investments in product development and design research.

Sales, Marketing and Services Expenses

	Year Ended December 31,			2016 Compared to 2015	2015 Compared to 2014
	2016	2015	2014
	(In thousands)
Sales, marketing and services	$976,339	$1,005,802	$1,074,958	$(29,463)	$(69,156)

Sales, marketing and services expenses consisted primarily of personnel related costs, including sales commissions, pre-sales support, the costs of marketing programs aimed at increasing revenue, such as brand development, advertising, trade shows, public relations and other market development programs and costs related to our facilities, equipment and information systems that are directly related to our sales, marketing and services activities.

Sales, marketing and services expenses decreased during 2016 compared to 2015 primarily due to a decrease in compensation and other employee-related costs of $15.5 million as a result of restructuring initiatives, a decrease in professional services of $12.2 million and a decrease in facilities costs of $7.3 million. These decreases are partially offset by an increase in variable compensation of $13.6 million due to an increase in sales.

Sales, marketing and services expenses decreased during 2015 compared to 2014 primarily due to a decrease in compensation and other employee-related costs of $60.3 million and stock-based compensation of $12.5 million as a result of restructuring initiatives.

General and Administrative Expenses

	Year Ended December 31,			2016 Compared to 2015	2015 Compared to 2014
	2016	2015	2014
	(In thousands)
General and administrative	$314,298	$286,245	$276,565	$28,053	$9,680

General and administrative expenses consisted primarily of personnel related costs and expenses related to outside consultants assisting with information systems, as well as accounting and legal fees.

General and administrative expenses increased during 2016 compared to 2015 primarily due to an increase in stock-based compensation of $21.1 million and an increase in compensation and other employee-related costs of $9.7 million. These increases are partially offset by a decrease in professional fees of $10.0 million primarily due to fees incurred in connection with the operational and strategic review of the business in 2015 and the resulting cost reductions from operational efficiencies in 2016.

General and administrative expenses increased during 2015 compared to 2014 primarily due to an increase in professional fees of $12.2 million incurred in connection with the operational and strategic review of the business, an increase in compensation and other employee-related costs of $10.0 million, an increase in certain facility and depreciation costs of $5.4 million and costs associated with the departure of our CEO of $5.2 million. Partially offsetting these increases is a charge related to a patent lawsuit of $20.7 million during 2014.

Amortization of Other Intangible Assets

	Year Ended December 31,			2016 Compared to 2015	2015 Compared to 2014
	2016	2015	2014
	(In thousands)
Amortization of other intangible assets	$15,076	$30,341	$35,583	$(15,265)	$(5,242)

Amortization of other intangible assets consists of amortization of customer relationships, trade names and covenants not to compete primarily related to our acquisitions.

The decrease in Amortization of other intangible assets when comparing 2016 to 2015 was primarily due to lower amortization of certain intangible assets becoming fully amortized as a result of impairments during 2015.

The decrease in Amortization of other intangible assets when comparing 2015 to 2014 was primarily due to lower amortization of certain intangible assets becoming fully amortized as a result of impairments during 2014.

As of December 31, 2016, we had unamortized other identified intangible assets with estimable useful lives in the net amount of $46.8 million. For more information regarding our acquisitions see, “— Overview” and Note 3 to our consolidated financial statements.

Impairment of Other Intangible Assets

	Year Ended December 31,			2016 Compared to 2015	2015 Compared to 2014
	2016	2015	2014
	(In thousands)
Impairment of other intangible assets	$—	$67,137	$6,321	$(67,137)	$60,816

Impairment of other intangible assets consists of impairment charges related to customer relationships, trade names and covenants not to compete primarily related to our acquisitions.

The decrease in Impairment of other intangible assets when comparing 2016 to 2015 was primarily due to impairments of certain intangible assets related to ByteMobile during the third quarter of 2015.

The increase in Impairment of other intangible assets when comparing 2015 to 2014 was primarily due to impairments of certain intangible assets related to ByteMobile during the third quarter of 2015.

Restructuring Expenses

	Year Ended December 31,			2016 Compared to 2015	2015 Compared to 2014
	2016	2015	2014
	(In thousands)
Restructuring	$67,401	$98,661	$14,092	$(31,260)	$84,569

During the years ended December 31, 2016 and 2015, we incurred costs of $44.5 million and $29.4 million primarily related to our announced plan in November 2015 to simplify our enterprise go-to-market motion and roles while improving coverage, reflect changes in our product focus, and balance resources with demand across our marketing, general and administration areas. The charges are primarily related to employee severance, outplacement, professional service fees, and facility closing costs. The majority of the activities related to this program were substantially completed as of the end of the first quarter of 2016.

During the years ended December 31, 2016 and 2015, we also recorded charges of $24.0 million and $67.5 million related to our announced plan in January 2015 to increase strategic focus and operational efficiency. The charges primarily related to the severance and other costs directly related to the reduction of our workforce and consolidation of leased facilities. The majority of the activities related to this program were substantially completed by the end of 2015.

The amounts recorded during the year ended December 31, 2014 were primarily related to severance and other costs directly related to the reduction of our workforce pursuant to a restructuring plan initiated in 2014 to better align resources to strategic initiatives. For more information, see “—Executive Summary— Overview” and Note 17 to our consolidated financial statements.

Separation Expenses

	Year Ended December 31,			2016 Compared to 2015	2015 Compared to 2014
	2016	2015	2014
	(In thousands)
Separation	$2,540	$179	$—	$2,361	$179

We are incurring incremental costs in connection with the separation of the GoTo Business. These costs relate primarily to third-party advisory and consulting services, retention payments to certain employees, incremental stock-based compensation and other costs directly related to the separation of the GoTo Business. Costs related to employee retention or stock-based compensation are classified on a basis consistent with their regular compensation charges and included within Cost of net revenues, Research and development, Sales, marketing and services, or General and administrative expense in our consolidated statements of income as applicable. Costs other than those related to employees are included within Separation expense in our consolidated statements of income.

During the year ended December 31, 2016 and 2015, we incurred $2.5 million and $0.2 million, respectively, related to the separation of the GoTo Business, primarily for professional services.

Interest income

	Year Ended December 31,			2016 Compared to 2015	2015 Compared to 2014
	2016	2015	2014
	(In thousands)
Interest income	$16,686	$11,675	$9,421	$5,011	$2,254

Interest income primarily consists of interest earned on our cash, cash equivalents and investment balances. Interest income increased during 2016 compared to 2015 primarily due to overall higher average cash, cash equivalents and investment balances and higher yields on investments as a result of an increase in interest rates. Interest income increased during 2015 compared to 2014 primarily due to higher yields on investments as a result of an increase in interest rates. See Note 4 to our consolidated financial statements for investment information.

Interest Expense

	Year Ended December 31,			2016 Compared to 2015	2015 Compared to 2014
	2016	2015	2014
	(In thousands)
Interest expense	$(44,949)	$(44,153)	$(28,332)	$(796)	$(15,821)

Interest expense consists primarily of interest on our convertible senior notes and credit facility. The increase was primarily due to interest expense associated with the issuance of our convertible senior notes we entered into in April 2014 and amounts that were outstanding under our credit facility during the year ended December 31, 2015.

Other expense, net

	Year Ended December 31,			2016 Compared to 2015	2015 Compared to 2014
	2016	2015	2014
	(In thousands)
Other expense, net	$(4,131)	$(5,730)	$(7,694)	$1,599	$1,964

Other expense, net is primarily comprised of remeasurement of foreign currency transaction gains (losses), realized losses related to changes in the fair value of our investments that have a decline in fair value considered other-than-temporary and recognized gains (losses) related to our investments, which was not material for all periods presented.

The change in Other expense, net when comparing 2016 to 2015 is primarily driven by a decrease in losses on the remeasurement and settlements of foreign currency transactions of $5.5 million, decrease in impairment charges of $2.2 million recognized on cost method investments and an increase in gains recognized on available for sale investments of $1.4 million. These changes are partially offset by a decrease in gains recognized on cost method investments of $7.0 million.

The change in Other expense, net when comparing 2015 to 2014 is primarily driven by an impairment charge of $5.2 million recognized on cost method investments during 2014 and an increase in gains recognized on cost method investments of $3.6 million, partially offset by an increase in losses on the remeasurement and settlements of foreign currency transactions of $5.8 million.

Income Taxes

We are required to estimate our income taxes in each of the jurisdictions in which we operate as part of the process of preparing our consolidated financial statements. We maintain certain strategic management and operational activities in overseas subsidiaries and our foreign earnings are taxed at rates that are generally lower than in the United States. We do not expect to remit earnings from our foreign subsidiaries. Our effective tax rate was approximately 11.0% for the year ended December 31, 2016 and (30.7)% for the year ended December 31, 2015. The increase in the effective tax rate when comparing the year ended December 31, 2016 to the year ended December 31, 2015 was primarily due to a change in the combination of income between the Company’s U.S. and foreign operations, the impact of discrete tax benefits related to the extension of the 2015 federal research and development tax credit and the impact of settling the Internal Revenue Service (“IRS”) examination for tax years 2011 and 2012 that closed during 2015. Specifically, during the quarter ended June 30, 2015, the IRS concluded its field examination, finalized tax adjustments primarily related to transfer pricing and the research and development tax credit, and formally closed the audit for the 2011 and 2012 tax years. Subsequently, during 2015 the Company recognized a net tax benefit of $20.3 million related to the IRS examination settlement.

As of December 31, 2016, our net unrecognized tax benefits totaled approximately $69.8 million as compared to $54.6 million as of December 31, 2015. All amounts included in this balance affect the annual effective tax rate. As of the year ended December 31, 2016, we accrued $2.8 million for the payment of interest and penalties on uncertain tax positions.

We and one or more of our subsidiaries are subject to federal income taxes in the United States, as well as income taxes of multiple state and foreign jurisdictions. We are currently not subject to a U.S. federal income tax examination. With few exceptions, we are no longer subject to U.S., federal, state and local, or non-U.S. income tax examinations by tax authorities for years prior to 2013.

In the ordinary course of global business, there are transactions for which the ultimate tax outcome is uncertain; thus judgment is required in determining the worldwide provision for income taxes. We provide for income taxes on transactions based on our estimate of the probable liability. We adjust our provision as appropriate for changes that impact our underlying judgments. Changes that impact provision estimates include such items as jurisdictional interpretations on tax filing positions based on the results of tax audits and general tax authority rulings. Due to the evolving nature of tax rules combined with the large number of jurisdictions in which we operate, it is possible that our estimates of our tax liability and the realizability of our deferred tax assets could change in the future, which may result in additional tax liabilities and adversely affect our results of operations, financial condition and cash flows.

As of December 31, 2016, we had approximately $232.4 million in net deferred tax assets. The authoritative guidance requires a valuation allowance to reduce the deferred tax assets reported if, based on the weight of the evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized. We review deferred tax assets periodically for recoverability and make estimates and judgments regarding the expected geographic sources of taxable income and gains from investments, as well as tax planning strategies in assessing the need for a valuation allowance. As of December 31, 2016, we determined that a $14.2 million valuation allowance relating to deferred tax assets for net operating losses and tax credits was necessary. If the estimates and assumptions used in our determination change in the future, we could be required to revise our estimates of the valuation allowances against our deferred tax assets and adjust our provisions for additional income taxes.

Our effective tax rate generally differs from the U.S. federal statutory rate of 35% due primarily to lower tax rates on earnings generated by our foreign operations that are taxed primarily in Switzerland. We have not provided for U.S. taxes for those earnings because we plan to reinvest all of those earnings indefinitely outside the United States. From time to time, there may be other items that impact the tax rate, such as the items specific to the current period discussed above.

Liquidity and Capital Resources

During 2016, we generated continuing operating cash flows of $947.2 million. These operating cash flows related primarily to income from continuing operations of $469.9 million, adjusted for, among other things, non-cash charges, depreciation and amortization expenses of $178.4 million and stock-based compensation expense of $152.7 million. Also contributing to these cash inflows was a change in operating assets and liabilities of $132.9 million, net of effects of acquisitions. The change in our net operating assets and liabilities was primarily a result of changes in deferred revenue of $142.4 million, and changes in income taxes, net of $42.4 million mostly due to an increase in income taxes payable. These inflows are partially offset by an outflow in accounts receivable of $61.7 million driven by an increase in the receivable balance due to higher bookings. Our continuing operations investing activities used $434.7 million of cash consisting primarily of cash paid for net purchases of investments of $311.6 million, cash paid for the purchase of property and equipment of $85.0 million, cash paid for licensing agreements and technology of $25.9 million, and cash paid for acquisitions of $13.2 million. Our continuing operations financing activities used cash of $38.0 million primarily due to cash paid for tax withholding on vested stock awards of $66.6 million and stock repurchases of $28.7 million. This financing cash outflow was partially offset by proceeds from the issuance of common stock under our employee stock-based compensation plans of $41.2 million and excess tax benefit from stock-based compensation $16.0 million.

During 2015, we generated continuing operating cash flows of $831.9 million. These operating cash flows related primarily to income from continuing operations of $215.1 million, adjusted for, among other things, non-cash charges including depreciation, amortization and impairment expenses of $327.0 million and stock-based compensation expense of $128.3 million. Also contributing to these cash inflows was a change in operating assets and liabilities of $196.1 million, net of effects of acquisitions. The change in our net operating assets and liabilities was primarily a result of changes in deferred revenue of $102.3 million, changes in income taxes, net of $48.7 million mostly due to a decrease in prepaid taxes, and changes in accrued expenses and other liabilities $49.7 million. The changes in accrued expenses and other liabilities is mostly due to an increase in employee-related accruals of $57.0 million, partially offset by a decrease in accrued professional fees of $16.9 million. Our investing activities used $1.2 million of cash consisting primarily of cash paid for acquisitions of $95.3 million and cash paid for the purchase of property and equipment of $97.6 million. This investing outflow was partially offset by net proceeds from investments of $199.7 million. Our financing activities used cash of $687.1 million primarily due to stock repurchases of $755.7 million and cash paid for tax withholding on vested stock awards of $46.3 million. This financing cash outflow was partially offset by proceeds from the issuance of common stock under our employee stock-based compensation plans of $112.3 million.

Credit Facility

On January 7, 2015, we entered into a credit agreement, or Credit Agreement with Bank of America, N.A., as Administrative Agent, and the other lenders party thereto from time to time collectively, the Lenders. The Credit Agreement provides for a $250 million unsecured revolving credit facility for a term of five years, of which we have drawn and repaid $95.0 million during the year ended December 31, 2015. As of December 31, 2016, there were no outstanding borrowings under this Credit Agreement and the entire $250.0 million credit line remains available for borrowing. We may elect to increase the revolving credit facility by up to $250.0 million if existing or new lenders provide additional revolving commitments in accordance with the terms of the Credit Agreement. The proceeds of borrowings under the Credit Agreement may be used for working capital and general corporate purposes, including acquisitions. Borrowings under the Credit Agreement will bear interest at a rate equal to either (a) a customary London interbank offered rate formula or (b) a customary base rate formula, plus the applicable margin with respect thereto, in each case as set forth in the Credit Agreement.

The Credit Agreement requires us to maintain a consolidated leverage ratio of not more than 3.5:1.0 and a consolidated interest coverage ratio of not less than 3.0:1.0. The Credit Agreement includes customary events of default, with corresponding grace periods in certain circumstances, including, without limitation, payment defaults, cross-defaults, the occurrence of a change of control and bankruptcy-related defaults. The Lenders are entitled to accelerate repayment of the loans under the Credit Agreement upon the occurrence of any of the events of default. In addition, the Credit Agreement contains customary affirmative and negative covenants, including covenants that limit or restrict our ability to grant liens, merge or consolidate, dispose of all or substantially all of its assets, change our business and incur subsidiary indebtedness, in each case subject to customary exceptions for a credit facility of this size and type. In addition, the Credit Agreement contains customary representations and warranties. Please see Note 13 to our consolidated financial statements for additional details on our Credit Agreement.

Convertible Senior Notes

In April 2014, we completed a private placement of $1.44 billion principal amount of 0.500% Convertible Senior Notes due 2019, or the Convertible Notes. The net proceeds from this offering were approximately $1.42 billion (including the proceeds from the Over-Allotment Option), after deducting the initial purchasers’ discounts and commissions and the offering expenses payable by us. We used approximately $82.6 million of the net proceeds to pay the cost of certain bond hedges entered into in connection with the offering (after such cost was partially offset by the proceeds to us from certain warrant transactions). Please see Note 12 to our consolidated financial statements for additional details on the Convertible Notes offering and the related bond hedges and warrant transactions.

We used the remainder of the net proceeds from the offering and a portion of our existing cash and investments to purchase an aggregate of approximately $1.5 billion of our common stock under our share repurchase program. We used approximately $101.0 million to purchase shares of our common stock from certain purchasers of the Convertible Notes in privately negotiated transactions concurrently with the closing of the offering, and the remaining $1.4 billion to purchase additional shares of our common stock through an accelerated share repurchase transaction, or the ASR, which we entered into with Citibank, N.A., or Citibank, on April 25, 2014, and which is discussed in further detail in Note 8 to our consolidated financial statements.

The conversion period for the Convertible Notes that commenced on October 10, 2016 in connection with the structure of the RMT transaction with LogMeIn, terminated as of the close of business on January 31, 2017. As a result, the Convertible Notes were reclassified to Other liabilities from Current liabilities and the amount previously recorded as Temporary equity was reclassified to permanent equity as of January 31, 2017. The Distribution also resulted in an adjustment to the conversion rate for the Convertible Notes under the terms of the Indenture. As a result of this adjustment, the conversion rate for the Convertible Notes in effect as of the opening of business on February 1, 2017 is 13.9061 shares of the Company’s common stock per $1,000 principal amount of Convertible Notes, which corresponds to a conversion price of approximately $71.91 per share of common stock. Corresponding adjustments were made to the conversion rates for the Convertible Note Hedge and Warrant Transactions as of the opening of business on February 1, 2017.

Historically, significant portions of our cash inflows were generated by our operations. We currently expect this trend to continue throughout 2017. We believe that our existing cash and investments together with cash flows expected from operations will be sufficient to meet expected operating and capital expenditure requirements for the next 12 months. We continue to search for suitable acquisition candidates and could acquire or make investments in companies we believe are related to our strategic objectives. We could from time to time continue to seek to raise additional funds through the issuance of debt or equity securities for larger acquisitions, potential redemption of our Convertible Notes and for general corporate purposes.

Cash, Cash Equivalents and Investments

	December 31,		2016 Compared to 2015
	2016	2015
	(In thousands)
Cash, cash equivalents and investments	$2,543,160	$1,705,422	$837,738

The increase in cash, cash equivalents and investments at December 31, 2016 as compared to December 31, 2015, is primarily due to cash provided by our continuing operating activities of $947.2 million and proceeds from the issuance of common stock under our employee stock-based compensation plans of $41.2 million, partially offset by purchases of property and equipment of $85.0 million and cash paid for tax withholding on vested stock awards of $66.6 million. As of December 31, 2016, $2.06 billion of the $2.54 billion of cash, cash equivalents and investments was held by our foreign subsidiaries. If these funds are needed for our operations in the United States, we would be required to accrue and pay U.S. taxes to repatriate these funds. Our current plans are not expected to require repatriation of cash and investments to fund our U.S. operations and, as a result, we intend to permanently reinvest our foreign earnings. See “– Liquidity and Capital Resources.” We generally invest our cash and cash equivalents in investment grade, highly liquid securities to allow for flexibility in the event of immediate cash needs. Our short-term and long-term investments primarily consist of interest-bearing securities.

Fair Value Measurements

The authoritative guidance defines fair value as an exit price, representing the amount that would either be received to sell an asset or be paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an/ asset or liability. As a basis for considering such assumptions, the guidance establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value as follows:

•	Level 1. Observable inputs such as quoted prices in active markets for identical assets or liabilities;

•	Level 2. Inputs, other than the quoted prices in active markets, that are observable either directly or indirectly; and

•	Level 3. Unobservable inputs in which there is little or no market data, which require the reporting entity to develop its own assumptions.

Available-for-sale securities included in Level 2 are valued utilizing inputs obtained from an independent pricing service, or the Service, which uses quoted market prices for identical or comparable instruments rather than direct observations of quoted prices in active markets. The Service gathers observable inputs for all of our fixed income securities from a variety of industry data providers including, for example, large custodial institutions and other third-party sources. Once the observable inputs are gathered by the Service, all data points are considered and an average price is determined. The Service’s providers utilize a variety of inputs to determine their quoted prices. These inputs may include interest rates, known historical trades, yield curve information, benchmark data, prepayment speeds, credit quality and broker/dealer quotes. Substantially all of our available-for-sale investments are valued utilizing inputs obtained from the Service and accordingly are categorized as Level 2 in the table below. We periodically independently assess the pricing obtained from the Service and historically have not adjusted the Service’s pricing as a result of this assessment. Available-for-sale securities are included in Level 3 when relevant observable inputs for a security are not available.

Our assessment of the significance of a particular input to the fair value measurement requires judgment and may affect the classification of assets and liabilities within the fair value hierarchy. In certain instances, the inputs used to measure fair value may meet the definition of more than one level of the fair value hierarchy. The input with the lowest level priority is used to determine the applicable level in the fair value hierarchy.

Assets and Liabilities Measured at Fair Value on a Recurring Basis

Our fixed income available-for-sale security portfolio generally consists of high quality, investment grade securities from diverse issuers with a minimum credit rating of A-/A3 and a minimum weighted-average credit rating of AA-/Aa3. We values these securities based on pricing from the Service, whose sources may use quoted prices in active markets for identical assets (Level 1 inputs) or inputs other than quoted prices that are observable either directly or indirectly (Level 2 inputs) in determining fair value, and accordingly, we classify all of our fixed income available-for-sale securities as Level 2. See Note 4 to our consolidated financial statements for more information regarding our available-for-sale investments.

We measure our cash flow hedges, which are classified as Prepaid expenses and other current assets and Accrued expenses and other current liabilities, at fair value based on indicative prices in active markets (Level 2 inputs).

Assets Measured at Fair Value on a Non-recurring Basis Using Significant Unobservable Inputs (Level 3)

During 2016, certain cost method investments with a combined carrying value of $1.2 million were determined to be impaired and have been written down to their fair values of $0.1 million, resulting in impairment charges of $1.1 million. During 2015, certain cost method investments with a combined carrying value of $3.4 million were determined to be impaired and have been written down to their fair values of $0.1 million, resulting in impairment charges of $3.3 million. The impairment charges are included in Other expense, net in the accompanying consolidated financial statements for the years ended December 31, 2016 and 2015. In determining the fair value of cost method investments, we consider many factors including but not limited to operating performance of the investee, the amount of cash that the investee has on-hand, the ability to obtain additional financing and the overall market conditions in which the investee operates. The fair value of the cost method investment represents a Level 3 valuation as the assumptions used in valuing this investment were not directly or indirectly observable. See Note 4 to our consolidated financial statements for further information regarding cost method investments.

For certain intangible assets where the unamortized balances exceeded the undiscounted future net cash flows, we measure the amount of the impairment by calculating the amount by which the carrying values exceed the estimated fair values, which are based on projected discounted future net cash flows. These non-recurring fair value measurements are categorized as Level 3 significant unobservable inputs. See Note 2 to our consolidated financial statements for detailed information related to Goodwill and Other Intangible Assets.

Additional Disclosures Regarding Fair Value Measurements

As of December 31, 2016, the fair value of the Convertible Notes, which was determined based on inputs that are observable in the market (Level 2) based on the closing trading price per $100 as of the last day of trading for the year ended December 31, 2016, and carrying value of debt instruments (carrying value excludes the equity component of our Convertible Notes classified in equity) was as follows (in thousands):

	Fair Value	Carrying Value
Convertible Senior Notes	$1,674,688	$1,348,156

The carrying value of accounts receivable, accounts payable and accrued expenses and other current liabilities approximate their fair value due to the short maturity of these items.

Accounts Receivable, Net

	December 31,		2016 Compared to 2015
	2016	2015
	(In thousands)
Accounts receivable	$687,089	$631,105	$55,984
Allowance for returns	(1,994)	(1,438)	(556)
Allowance for doubtful accounts	(3,889)	(6,241)	2,352
Accounts receivable, net	$681,206	$623,426	$57,780

The increase in accounts receivable at December 31, 2016 compared to December 31, 2015 was primarily due to higher bookings during the year ended December 31, 2016. The activity in our allowance for returns was comprised primarily of $2.1 million of provisions for returns recorded during 2016, partially offset by $1.5 million in credits issued for returns. The activity in our allowance for doubtful accounts was comprised primarily of $3.3 million of uncollectible accounts written off, net of recoveries, partially offset by $1.0 million in provisions for doubtful accounts.

From time to time, we could maintain individually significant accounts receivable balances from our distributors or customers, which are comprised of large business enterprises, governments and small and medium-sized businesses. If the financial condition of our distributors or customers deteriorates, our operating results could be adversely affected. At December 31, 2016 and December 31, 2015, there were no individual customers that accounted for over 10% of gross accounts receivable. For more information regarding significant customers see Note 11 to our consolidated financial statements.

Stock Repurchase Program

Our Board of Directors authorized an ongoing stock repurchase program with a total repurchase authority granted to us of $6.8 billion, of which $500.0 million was approved in January 2017. We may use the approved dollar authority to repurchase stock at any time until the approved amounts are exhausted. The objective of our stock repurchase program is to improve stockholders’ returns. At December 31, 2016, approximately $404.0 million was available to repurchase common stock pursuant to the stock repurchase program. All shares repurchased are recorded as treasury stock in our consolidated balance sheets. A portion of the funds used to repurchase stock over the course of the program was provided by net proceeds from the Convertible Notes offering, as well as proceeds from employee stock option exercises and the related tax benefit.

We are authorized to make open market purchases of our common stock using general corporate funds through open market purchases or pursuant to a Rule 10b5-1 plan.

During the year ended December 31, 2016, we expended approximately $28.7 million on open market purchases under the stock repurchase program, repurchasing 426,300 shares of outstanding common stock at an average price of $67.30.

During the year ended December 31, 2015, we expended approximately $755.7 million on open market purchases, repurchasing 10,716,850 shares of outstanding common stock at an average price of $70.52.

In April 2014, in connection with the $1.5 billion increase in repurchase authority granted to us under our ongoing stock repurchase program, we used approximately $101.0 million to purchase 1.7 million shares of our common stock from certain purchasers of the Convertible Notes in privately negotiated transactions concurrently with the closing of the Convertible Notes offering discussed above, and an additional $1.4 billion to purchase additional shares of our common stock through our ASR with Citibank. On April 30, 2014, under the ASR agreement, we paid approximately $1.4 billion to Citibank and received approximately 21.8 million shares of our common stock, including approximately 2.6 million shares delivered in October 2014 in final settlement in connection with Citibank’s election to accelerate the ASR. The total number of shares of our common stock that we repurchased under the ASR Agreement was based on the average of the daily volume-weighted average prices of our common stock during the term of the ASR Agreement, less a discount.

See Note 12 to our consolidated financial statements for detailed information on our Convertible Notes offering and the transactions related thereto and Note 8 to our consolidated financial statement for detailed information on the ASR.

During the year ended December 31, 2014, we expended approximately $139.9 million on open market purchases, repurchasing 2,046,400 shares of outstanding common stock at an average price of $68.36.

Shares for Tax Withholding

During the years ended December 31, 2016, 2015, and 2014, we withheld 830,155 shares, 679,694 shares and 560,239 shares, respectively, from equity awards that vested. Amounts withheld to satisfy minimum tax withholding obligations that arose on the vesting of equity awards was $66.6 million for 2016, $46.3 million for 2015 and $33.7 million for 2014. These shares are reflected as treasury stock in our consolidated balance sheets.

Contractual Obligations and Off-Balance Sheet Arrangement

Contractual Obligations

We have certain contractual obligations that are recorded as liabilities in our consolidated financial statements. Other items, such as operating lease obligations, are not recognized as liabilities in our consolidated financial statements, but are required to be disclosed in the notes to our consolidated financial statements.

The following table summarizes our significant contractual obligations at December 31, 2016 and the future periods in which such obligations are expected to be settled in cash. Additional details regarding these obligations are provided in the notes to our consolidated financial statements (in thousands):

	Payments due by period
	Total	Less than 1 Year	1-3 Years	3-5 Years	More than 5 Years
Operating lease obligations (1)	$367,636	$55,097	$95,886	$74,994	$141,659
Convertible senior notes (2)	1,437,500	—	1,437,500	—	—
Purchase obligations(3)	42,800	42,800	—	—	—

Total contractual obligations(4)	$1,847,936	$97,897	$1,533,386	$74,994	$141,659

(1)	The amounts in the table above include $86.4 million in exited facility costs related to restructuring activities. In addition, Citrix will remain liable to the lessor for the duration of certain GoTo Business leases of approximately $6.8 million. The future operating lease obligation in the table above excludes approximately $16.6 million related to the GoTo Business, since Citrix completed the spin-off and merger of its GoTo Business with LogMeIn, Inc. on January 31, 2017.
(2)	During the second quarter of 2014, we completed a private placement of $1.44 billion principal amount of 0.500% Convertible Senior Notes due 2019. The amount above represents the principal balance to be repaid. See Note 12 to our consolidated financial statements for detailed information on the Convertible Notes offering and the transactions related thereto.
(3)	Purchase obligations represent non-cancelable commitments to purchase inventory ordered before year-end 2017 of approximately $18.3 million and a contingent obligation to purchase inventory, which is based on amount of usage, of approximately $24.5 million.
(4)	Total contractual obligations do not include agreements where our commitment is variable in nature or where cancellations without payment provisions exist and excludes $69.8 million of liabilities related to uncertain tax positions recorded in accordance with authoritative guidance, because we could not make reasonably reliable estimates of the period or amount of cash settlement with the respective taxing authorities. See Note 10 to our consolidated financial statements for further information.

As of December 31, 2016, we did not have any individually material capital lease obligations or other material long-term commitments reflected on our consolidated balance sheets.

Off-Balance Sheet Arrangements

We do not have any special purpose entities or off-balance sheet financing arrangements.

ITEM 8.  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

Our consolidated financial statements and related financial statement schedule, together with the report of our independent registered public accounting firm, appear at pages F-1 through F-46 of this Exhibit 99.1 to Current Report on Form 8-K dated November 3, 2017.

PART IV

ITEM 15.  EXHIBITS, FINANCIAL STATEMENT SCHEDULES

CITRIX SYSTEMS, INC.

List of Financial Statements and Financial Statement Schedule

The following consolidated financial statements of Citrix Systems, Inc. are included in Item 8:

The following consolidated financial statement schedule of Citrix Systems, Inc. is included in Item 15(a):

Schedule II Valuation and Qualifying Accounts

All other schedules for which provision is made in the applicable accounting regulation of the Securities and Exchange Commission are not required under the related instructions or are inapplicable and therefore have been omitted.

Report of Independent Registered Certified Public Accounting Firm

The Board of Directors and Stockholders of Citrix Systems, Inc.

We have audited the accompanying consolidated balance sheets of Citrix Systems, Inc. as of December 31, 2016 and 2015, and the related consolidated statements of income, comprehensive income, equity, and cash flows for each of the three years in the period ended December 31, 2016. Our audits also included the financial statement schedule listed in the Index at Item 15. These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Citrix Systems, Inc. at December 31, 2016 and 2015, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2016, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Citrix Systems Inc.’s internal control over financial reporting as of December 31, 2016, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 framework) and our report dated February 16, 2017 expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP

Boca Raton, Florida

February 16, 2017, except for the effects of presenting the GoTo Business as discontinued operations as described in Notes 1, 18 and 21, as to which the date is November 3, 2017

CITRIX SYSTEMS, INC.

CONSOLIDATED BALANCE SHEETS

	December 31, 2016	December 31, 2015
	(In thousands, except par value)
Assets
Current assets:
Cash and cash equivalents	$836,095	$310,756
Short-term investments, available-for-sale	726,923	502,852
Accounts receivable, net of allowances of $5,883 and $7,679 at December 31, 2016 and 2015, respectively	681,206	623,426
Inventories, net	12,522	10,521
Prepaid expenses and other current assets	124,842	119,669
Current assets of discontinued operations	179,689	116,727

Total current assets	2,561,277	1,683,951
Long-term investments, available-for-sale	980,142	891,814
Property and equipment, net	261,954	282,102
Goodwill	1,585,893	1,585,621
Other intangible assets, net	173,681	210,337
Deferred tax assets, net	233,900	207,194
Other assets	54,449	52,841
Long-term assets of discontinued operations	538,931	553,657

Total assets	$6,390,227	$5,467,517
Liabilities, Temporary Equity and Stockholders’ Equity
Current liabilities:
Accounts payable	$72,724	$79,437
Accrued expenses and other current liabilities	256,799	281,881
Income taxes payable	39,771	17,807
Current portion of deferred revenues	1,208,229	1,139,543
Convertible notes, short-term	1,348,156	—
Current liabilities of discontinued operations	172,670	162,301

Total current liabilities	3,098,349	1,680,969
Long-term portion of deferred revenues	476,135	407,110
Convertible notes, long-term	—	1,311,071
Other liabilities	119,813	83,543
Long-term liabilities of discontinued operations	7,708	11,378
Commitments and contingencies
Temporary equity from Convertible notes	79,495	—
Stockholders’ equity:
Preferred stock at $.01 par value: 5,000 shares authorized, none issued and outstanding	—	—
Common stock at $.001 par value: 1,000,000 shares authorized; 302,851 and 299,113 shares issued and outstanding at December 31, 2016 and 2015, respectively	303	299
Additional paid-in capital	4,761,588	4,566,919
Retained earnings	4,010,737	3,474,625
Accumulated other comprehensive loss	(28,704)	(28,527)

	8,743,924	8,013,316
Less—common stock in treasury, at cost (146,552 and 145,296 shares at December 31, 2016 and 2015, respectively)	(6,135,197)	(6,039,870)

Total stockholders’ equity	2,608,727	1,973,446

Total liabilities, temporary equity and stockholders’ equity	$6,390,227	$5,467,517

See accompanying notes.

CITRIX SYSTEMS, INC.

CONSOLIDATED STATEMENTS OF INCOME

	Year Ended December 31,
	2016	2015	2014
	(In thousands, except per share information)
Revenues:
Product and licenses	$882,898	$873,808	$896,011
Software as a service	134,682	103,851	75,495
License updates and maintenance	1,587,271	1,521,007	1,416,017
Professional services	131,229	147,488	175,541

Total net revenues	2,736,080	2,646,154	2,563,064

Cost of net revenues:
Cost of product and license revenues	121,391	118,265	124,110
Cost of services and maintenance revenues	228,080	228,503	227,371
Amortization of product related intangible assets	54,290	71,001	89,230
Impairment of product related intangible assets	1,128	56,271	52,995

Total cost of net revenues	404,889	474,040	493,706

Gross margin	2,331,191	2,172,114	2,069,358

Operating expenses:
Research and development	395,373	480,957	486,919
Sales, marketing and services	976,339	1,005,802	1,074,958
General and administrative	314,298	286,245	276,565
Amortization of other intangible assets	15,076	30,341	35,583
Impairment of other intangible assets	—	67,137	6,321
Restructuring	67,401	98,661	14,092
Separation	2,540	179	—

Total operating expenses	1,771,027	1,969,322	1,894,438

Income from continuing operations	560,164	202,792	174,920
Interest income	16,686	11,675	9,421
Interest expense	(44,949)	(44,153)	(28,332)
Other expense, net	(4,131)	(5,730)	(7,694)

Income from continuing operations before income taxes	527,770	164,584	148,315
Income tax expense (benefit)	57,915	(50,549)	(18,904)

Income from continuing operations	469,855	215,133	167,219
Income from discontinued operations, net of income tax expense of $22,737, $43,065 and $42,887, respectively	66,257	104,228	84,504

Net income	$536,112	$319,361	$251,723

Basic earnings per share
Income from continuing operations	$3.03	$1.35	$0.98
Income from discontinued operations	0.43	0.66	0.50

Basic earnings per share	$3.46	$2.01	$1.48

Diluted earnings per share:
Income from continuing operations	$2.99	$1.34	$0.98
Income from discontinued operations	0.42	0.65	0.49

Diluted earnings per share	$3.41	$1.99	$1.47

Weighted average shares outstanding:
Basic	155,134	158,874	169,879

Diluted	157,084	160,362	171,270

See accompanying notes.

CITRIX SYSTEMS, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	Year Ended December 31,
	2016	2015	2014
	(In thousands)
Net income	$536,112	$319,361	$251,723
Other comprehensive (loss) income:
Change in foreign currency translation adjustment	—	—	(21,804)
Available for sale securities:
Change in net unrealized gains (losses)	996	(2,080)	(911)
Less: reclassification adjustment for net (gains) losses included in net income	(1,204)	170	(1,317)

Net change (net of tax effect)	(208)	(1,910)	(2,228)
Gain (loss) on pension liability	906	4,083	(6,512)
Cash flow hedges:
Change in unrealized losses	(2,638)	(6,937)	(9,074)
Less: reclassification adjustment for net losses (gains) included in net income	1,763	13,027	(2,123)

Net change (net of tax effect)	(875)	6,090	(11,197)
Other comprehensive (loss) income	(177)	8,263	(41,741)

Comprehensive income	$535,935	$327,624	$209,982

See accompanying notes.

CITRIX SYSTEMS, INC.

CONSOLIDATED STATEMENTS OF EQUITY

(In thousands)

	Common Stock		Additional Paid In Capital	Retained Earnings	Accumulated Other Comprehensive (loss) income	Common Stock in Treasury		Total Equity
	Shares	Amount				Shares	Amount
Balance at December 31, 2013	291,078	$291	$3,974,297	$2,903,541	$4,951	(107,789)	$(3,563,273)	$3,319,807
Shares issued under stock-based compensation plans	3,031	3	46,618	—	—	—	—	46,621
Stock-based compensation expense	—	—	164,040	—	—	—	—	164,040
Common stock issued under employee stock purchase plan	565	1	33,908	—	—	—	—	33,909
Tax deficiency from employer stock plans, net	—	—	(14,679)	—	—	—	—	(14,679)
Stock repurchases, net	—	—	—	—	—	(25,549)	(1,640,885)	(1,640,885)
Restricted shares turned in for tax withholding	—	—	—	—	—	(560)	(33,672)	(33,672)
Other comprehensive loss, net of tax	—	—	—	—	(41,741)	—	—	(41,741)
Convertible note tax impact	—	—	8,166	—	—	—	—	8,166
Equity component of convertible note issuance	—	—	162,869	—	—	—	—	162,869
Purchase of convertible note hedges	—	—	(184,288)	—	—	—	—	(184,288)
Issuance of warrants	—	—	101,775	—	—	—	—	101,775
Net income	—	—	—	251,723	—	—	—	251,723

Balance at December 31, 2014	294,674	$295	$4,292,706	$3,155,264	$(36,790)	(133,898)	$(5,237,830)	$2,173,645
Shares issued under stock-based compensation plans	3,878	3	112,282	—	—	—	—	112,285
Stock-based compensation expense	—	—	139,816	—	—	—	—	139,816
Common stock issued under employee stock purchase plan	561	1	37,228	—	—	—	—	37,229
Tax deficiency from employer stock plans, net	—	—	(15,013)	—	—	—	—	(15,013)
Stock repurchases, net	—	—	—	—	—	(10,717)	(755,704)	(755,704)
Restricted shares turned in for tax withholding	—	—	—	—	—	(681)	(46,336)	(46,336)
Other	—	—	(100)	—	—	—	—	(100)
Other comprehensive income, net of tax	—	—	—	—	8,263	—	—	8,263
Net income	—	—	—	319,361	—	—	—	319,361

Balance at December 31, 2015	299,113	$299	$4,566,919	$3,474,625	$(28,527)	(145,296)	$(6,039,870)	$1,973,446
Shares issued under stock-based compensation plans	3,009	3	41,244	—	—	—	—	41,247
Stock-based compensation expense	—	—	175,980	—	—	—	—	175,980
Temporary equity reclassification	—	—	(79,495)	—	—	—	—	(79,495)
Common stock issued under employee stock purchase plan	729	1	57,514	—	—	—	—	57,515
Tax deficiency from employer stock plans, net	—	—	(574)	—	—	—	—	(574)
Stock repurchases, net	—	—	—	—	—	(426)	(28,689)	(28,689)
Restricted shares turned in for tax withholding	—	—	—	—	—	(830)	(66,638)	(66,638)
Other comprehensive loss, net of tax	—	—	—	—	(177)	—	—	(177)
Net income	—	—	—	536,112	—	—	—	536,112

Balance at December 31, 2016	302,851	$303	$4,761,588	$4,010,737	$(28,704)	(146,552)	$(6,135,197)	$2,608,727

See accompanying notes.

CITRIX SYSTEMS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2016	2015	2014
	(In thousands)
Operating Activities
Net income	$536,112	$319,361	$251,723
Income from discontinued operations	(66,257)	(104,228)	(84,504)
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization and impairment of intangible assets	70,494	224,750	184,129
Depreciation and amortization of property and equipment	107,954	102,207	92,151
Amortization of debt discount and transaction costs	37,085	36,013	23,293
Stock-based compensation expense	152,739	128,262	153,942
Deferred income tax benefit	(21,654)	(85,235)	(39,056)
Excess tax benefit from stock-based compensation	(16,049)	(5,873)	(6,132)
Effects of exchange rate changes on monetary assets and liabilities denominated in foreign currencies	5,189	13,815	5,233
Other non-cash items	8,618	6,767	12,066

Total adjustments to reconcile net income to net cash provided by operating activities	344,376	420,706	425,626
Changes in operating assets and liabilities, net of the effects of acquisitions:
Accounts receivable	(61,662)	(8,866)	(28,142)
Inventories	(4,133)	703	(1,167)
Prepaid expenses and other current assets	(12,077)	(10,257)	(4,621)
Other assets	(2,747)	(1,487)	1,650
Income taxes, net	42,431	48,675	(84,629)
Accounts payable	(16,365)	6,408	1,338
Accrued expenses and other current liabilities	22,650	49,662	66,674
Deferred revenues	142,381	102,330	144,644
Other liabilities	22,459	8,900	5,827

Total changes in operating assets and liabilities, net of the effects of acquisitions	132,937	196,068	101,574

Net cash provided by operating activities of continuing operations	947,168	831,907	694,419
Net cash provided by operating activities of discontinued operations	168,662	202,641	151,562

Net cash provided by operating activities	1,115,830	1,034,548	845,981
Investing Activities
Purchases of available-for-sale investments	(2,238,784)	(2,182,681)	(2,389,950)
Proceeds from sales of available-for-sale investments	1,294,636	1,745,290	1,694,886
Proceeds from maturities of available-for-sale investments	632,517	637,052	406,334
Proceeds from cost method investments, net	920	6,476	425
Purchases of property and equipment	(85,035)	(97,566)	(124,610)
Cash paid for acquisitions, net of cash acquired	(13,242)	(95,331)	(101,059)
Cash paid for licensing agreements and product related intangible assets	(25,940)	(10,795)	(13,419)
Other	261	(1,267)	—

Net cash (used in) provided by investing activities of continuing operations	(434,667)	1,178	(527,393)
Net cash used in investing activities of discontinued operations	(49,537)	(225,593)	(42,064)

Net cash used in investing activities	(484,204)	(224,415)	(569,457)
Financing Activities
Proceeds from issuance of common stock under stock-based compensation plans	41,247	112,285	46,618
Proceeds from issuance of convertible notes, net of issuance costs	—	—	1,415,717
Purchase of convertible note hedges	—	—	(184,288)
Proceeds from issuance of warrants	—	—	101,775
Proceeds from revolving credit facility	—	95,000	—
Repayments on credit facility	—	(95,000)	—
Repayment of acquired debt	—	(3,175)	(4,065)

	Year Ended December 31,
	2016	2015	2014
	(In thousands)
Excess tax benefit from stock-based compensation	16,049	5,873	6,132
Stock repurchases, net	(28,689)	(755,704)	(1,640,885)
Cash paid for tax withholding on vested stock awards	(66,638)	(46,336)	(33,672)

Net cash used in financing activities of continuing operations	(38,031)	(687,057)	(292,668)
Net cash used in financing activities of discontinued operations	—	(4,394)	—

Net cash used in financing activities	(38,031)	(691,451)	(292,668)
Effect of exchange rate changes on cash and cash equivalents	(5,157)	(10,313)	(4,447)

Change in cash and cash equivalents	588,438	108,369	(20,591)
Cash and cash equivalents at beginning of period, including cash of discontinued operations of $57,762, $34,651 and $56,091, respectively	368,518	260,149	280,740
Cash and cash equivalents at end of period	956,956	368,518	260,149
Less cash of discontinued operations	$(120,861)	$(57,762)	$(34,651)

Cash and cash equivalents at end of period	836,095	310,756	225,498

Supplemental Cash Flow Information
Cash paid for income taxes	$64,361	$45,827	$130,502

Cash paid for interest	$7,847	$8,215	$5,027

See accompanying notes.

1. ORGANIZATION

Citrix Systems, Inc. (“Citrix” or the “Company”), is a Delaware corporation founded on April 17, 1989. Citrix delivers solutions to make applications secure and easy to access, anywhere, anytime and on any device or network.

Citrix markets and licenses its products directly to customers, over the Web, and through systems integrators (“SIs”), in addition to indirectly through value-added resellers (“VARs”), value-added distributors (“VADs”), original equipment manufacturers (“OEMs”), and service providers.

On January 31, 2017, Citrix Systems, Inc. (the “Company”) completed the spin-off of its GoTo family of service offerings (the “Spin-off”) and subsequent merger of that business with LogMeIn, Inc. (“LogMeIn”) (the “Merger”) pursuant to a pro rata distribution to its stockholders of 100% of the shares of common stock of GetGo, Inc., or GetGo, its wholly-owned subsidiary. Pursuant to the transaction, the Company transferred its GoTo Business to GetGo, and after the close of business on January 31, 2017, the Company distributed approximately 26.9 million shares of GetGo common stock to the Company’s stockholders of record as of the close of business on January 20, 2017 (the “Record Date”). Immediately following the distribution, Lithium Merger Sub, Inc., a wholly-owned subsidiary of LogMeIn, merged with and into GetGo, with GetGo as the surviving corporation. In connection with the Merger, GetGo became a wholly-owned subsidiary of LogMeIn, and each share of GetGo common stock was converted into the right to receive one share of LogMeIn common stock. As a result of these transactions, the Company’s stockholders received approximately 26.9 million shares of LogMeIn common stock in the aggregate, or 0.171844291 of a share of LogMeIn common stock for each share of the Company’s common stock held of record by such stockholders on the Record Date. No fractional shares of LogMeIn were issued, and the Company’s stockholders instead received cash in lieu of any fractional shares.

The Company’s revenues are derived from sales of its Workspace Services products, Delivery Networking products, Cloud Services offerings and related License updates and maintenance and Professional services. Prior to the Spin-off, the Company also derived its revenues from sales of the GoTo Business, which were delivered as cloud-based SaaS, and included Communications Cloud and Workflow Cloud service offerings. Subsequent to the Spin-off, the Company determined that it has one reportable segment. The Company identified its segment using the “management approach” which designates the internal organization that is used by management for making operating decisions and assessing performance. See Note 11 for more information on the Company’s segment.

In these consolidated financial statements, unless otherwise indicated, references to Citrix and the Company, refer to Citrix Systems, Inc. and its consolidated subsidiaries after giving effect to the Spin-off. As a result of the Spin-off, the consolidated financial statements reflect the GoTo Business operations, assets and liabilities, and cash flows as discontinued operations for all periods presented. Refer to Note 18 for additional information regarding the Spin-off and Note 21 for additional information regarding discontinued operations.

2. SIGNIFICANT ACCOUNTING POLICIES

Consolidation Policy

The consolidated financial statements of the Company include the accounts of its wholly-owned subsidiaries in the Americas, Europe, the Middle East and Africa (“EMEA”) and Asia-Pacific. All significant transactions and balances between the Company and its subsidiaries have been eliminated in consolidation.

Cash and Cash Equivalents

Cash and cash equivalents at December 31, 2016 and 2015 include marketable securities, which are primarily money market funds, commercial paper, agency, and government securities, municipal securities and corporate securities with initial or remaining contractual maturities when purchased of three months or less.

Available-for-sale Investments

Short-term and long-term investments at December 31, 2016 and 2015 primarily consist of agency securities, corporate securities, municipal securities and government securities. Investments classified as available-for-sale are stated at fair value with unrealized gains and losses, net of taxes, reported in Accumulated other comprehensive loss.

The Company classifies its available-for-sale investments as current and non-current based on their actual remaining time to maturity. The Company does not recognize changes in the fair value of its available-for-sale investments in income unless a decline in value is considered other-than-temporary in accordance with the authoritative guidance.

The Company’s investment policy is designed to limit exposure to any one issuer depending on credit quality. The Company uses information provided by third parties to adjust the carrying value of certain of its investments to fair value at the end of each period. Fair values are based on a variety of inputs and may include interest rates, known historical trades, yield curve information, benchmark data, prepayment speeds, credit quality and broker/dealer quotes. See Note 4 for investment information.

Accounts Receivable

The Company’s accounts receivable are attributable primarily to direct sales to end customers via the Web or through independent software vendors, or ISVs, in addition to indirectly through value-added resellers, or VARs, value-added distributors, or VADs, systems integrators, or SIs, original equipment manufacturers, or OEMs and service providers. Collateral is generally not required. The Company also maintains allowances for doubtful accounts for estimated losses resulting from the inability of the Company’s customers to make payments which includes both general and specific reserves. The Company periodically reviews these estimated allowances by conducting an analysis of the customer’s payment history and credit worthiness, the age of the trade receivable balances and current economic conditions that may affect a customer’s ability to make payments. Based on this review, the Company specifically reserves for those accounts deemed uncollectible. When receivables are determined to be uncollectible, principal amounts of such receivables outstanding are deducted from the allowance. The allowance for doubtful accounts was $3.9 million and $6.2 million as of December 31, 2016 and 2015, respectively. If the financial condition of a significant distributor or customer were to deteriorate, the Company’s operating results could be adversely affected. As of December 31, 2016, two distributors, the Arrow Group and Ingram Micro, accounted for 14% and 10% of gross accounts receivable, respectively. As of December 31, 2015, there was no individual customer that accounted for over 10% of gross accounts receivable.

Inventory

Inventories are stated at the lower of cost or market on a standard cost basis, which approximates actual cost. The Company’s inventories primarily consist of finished goods as of December 31, 2016 and 2015.

Property and Equipment

Property and equipment is stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, which is generally three years for computer equipment and software, the lesser of the lease term or ten years for leasehold improvements, which is the estimated useful life, seven years for office equipment and furniture and the Company’s enterprise resource planning system and 40 years for buildings.

During 2016 and 2015, the Company retired $118.0 million and $18.3 million, respectively, in property and equipment that were no longer in use. At the time of retirement, the remaining net book value of the assets retired was not material and no material asset retirement obligations were associated with them.

Property and equipment consist of the following:

	December 31,
	2016	2015
	(In thousands)
Buildings	$76,152	$76,152
Computer equipment	170,252	227,079
Software	350,195	309,583
Equipment and furniture	71,182	78,201
Leasehold improvements	164,090	178,228

	831,871	869,243
Less: accumulated depreciation and amortization	(602,433)	(613,796)
Assets under construction	15,747	9,886
Land	16,769	16,769

Total	$261,954	$282,102

Long-Lived Assets

The Company reviews for impairment of long-lived assets and certain identifiable intangible assets to be held and used whenever events or changes in circumstances indicate that the carrying amount of such assets may not be fully recoverable. Determination of recoverability is based on an estimate of undiscounted future cash flows resulting from the use of the asset and its eventual disposition. Measurement of an impairment loss is based on the fair value of the asset compared to its carrying value. Long-lived assets and certain identifiable intangible assets to be disposed of are reported at the lower of carrying amount or fair value less costs to sell.

For the year ended December 31, 2015, the Company identified certain intangible assets that were impaired and recorded non-cash impairment charges of $123.0 million. These non-recurring fair value measurements were categorized as Level 3, as significant unobservable inputs were used in the valuation analysis. The impairment charges are included in Impairment of product related intangible assets and Impairment of other intangible assets in the accompanying consolidated statements of income. See Note 3 for more information regarding the Company’s acquisitions and Note 5 for more information regarding fair value measurements.

Goodwill

The Company accounts for goodwill in accordance with the authoritative guidance, which requires that goodwill and certain intangible assets are not amortized, but are subject to an annual impairment test. As part of its continued transformation, effective January 1, 2016, the Company reorganized a part of its business by creating a new Cloud product grouping. In connection with this change, during the fourth quarter of 2016, the Company performed an assessment of its goodwill reporting units and determined that the reorganization resulted in the identification of two goodwill reporting units (excluding the GoTo Business).

There was no impairment of goodwill or indefinite lived intangible assets as a result of the annual impairment analysis completed during the fourth quarters of 2016 and 2015, respectively. The authoritative guidance provides entities with an option to perform a qualitative assessment to determine whether further quantitative impairment testing is necessary. The Company performed the qualitative assessment when it performed its goodwill impairment test in the fourth quarter of 2016. As a result of the qualitative analysis, no further quantitative impairment test was deemed necessary. See Note 3 for more information regarding the Company’s acquisitions and Note 11 for more information regarding the Company’s segments.

On January 31, 2017, Citrix completed the separation of the GoTo Business. As a result, the Company re-evaluated its operating segments and determined it has one reportable segment.

The following table presents the change in goodwill during 2016 and 2015 (in thousands):

	Balance at January 1, 2016	Additions		Other		Balance at December 31, 2016	Balance at January 1, 2015	Additions		Other		Balance at December 31, 2015
Goodwill	$1,585,621	$897	(1)	$(625	) (2)	$1,585,893	$1,519,436	$66,925	(3)	$(740	) (4)	$1,585,621

(1)	Amount relates to preliminary purchase price allocation of goodwill associated with the 2016 business combination. See Note 3 for more information regarding the Company’s acquisitions.
(2)	Amount relates to goodwill associated with the sale of the Company’s CloudPlatform and CloudPortal Business Manager products and to adjustments to the preliminary purchase price allocation associated with 2015 acquisitions. See Note 3 for more information regarding the Company’s acquisitions and divestitures.
(3)	Amount primarily relates to 2015 acquisitions. See Note 3 for more information regarding the Company’s acquisitions.
(4)	Amount primarily relates to adjustments to purchase price allocations for certain acquisitions.

Intangible Assets

The Company has intangible assets which were primarily acquired in conjunction with business combinations and technology purchases. Intangible assets with finite lives are recorded at cost, less accumulated amortization. Amortization is computed over the estimated useful lives of the respective assets, generally three to seven years, except for patents, which are amortized over the lesser of their remaining life or ten years. In-process R&D is initially capitalized at fair value as an intangible asset with an indefinite life and assessed for impairment thereafter. When in-process R&D projects are completed, the corresponding amount is reclassified as an amortizable intangible asset and is amortized over the asset’s estimated useful life.

Intangible assets consist of the following (in thousands):

	December 31, 2016
	Gross Carrying Amount	Accumulated Amortization	Weighted- Average Life (Years)
Product related intangible assets	$647,594	$520,746	6.12
Other	223,692	176,859	6.54

Total	$871,286	$697,605	6.23

	December 31, 2015
	Gross Carrying Amount	Accumulated Amortization	Weighted- Average Life (Years)
Product related intangible assets	$518,499	$428,832	5.58
Other	337,979	217,309	5.37

Total	$856,478	$646,141	5.64

Amortization and impairment of product related intangible assets, which consists primarily of product-related technologies and patents, was $55.4 million and $127.3 million for the year ended December 31, 2016 and 2015, respectively, and is classified as a component of Cost of net revenues in the accompanying consolidated statements of income. Amortization and impairment of other intangible assets, which consist primarily of customer relationships, trade names and covenants not to compete was $15.1 million and $97.5 million for the year ended December 31, 2016 and 2015, respectively, and is classified as a component of Operating expenses in the accompanying consolidated statements of income.

The Company monitors its intangible assets for indicators of impairment. If the Company determines that an impairment has occurred, it will write-down the intangible asset to its fair value. For certain intangible assets where the unamortized balances exceed the undiscounted future net cash flows, the Company measures the amount of the impairment by calculating the amount by which the carrying values exceed the estimated fair values, which are based on projected discounted future net cash flows. During the year ended December 31, 2015, the Company tested certain intangible assets for recoverability due to changes in facts and circumstances associated with the shift in strategic focus and reduced profitability expectations. As a result, due to disruptions in the business as a result of the announced plan to explore strategic alternatives, the Company identified certain definite-lived intangible assets, primarily customer relationships from the acquisition of ByteMobile, that were impaired and recorded non-cash impairment charges of $123.0 million to write down the intangible assets to their estimated fair value of $26.8 million. Of the impairment charge, $67.1 million is included in Impairment of other intangible assets and $55.9 million is included in Impairment of product related intangible assets in the accompanying consolidated statements of income. This non-recurring fair value measurement was categorized as Level 3, as significant unobservable inputs were used in the valuation analysis. Key assumptions used in the valuation include forecasts of revenue and expenses over an extended period of time, customer retention rates, tax rates, and estimated costs of debt and equity capital to discount the projected cash flows. Certain of these assumptions involve significant judgment, are based on management’s estimate of current and forecasted market conditions and are sensitive and susceptible to change, therefore, further disruptions in the business could potentially result in additional amounts becoming impaired.

Estimated future amortization expense of intangible assets with finite lives as of December 31, 2016 is as follows (in thousands):

Year ending December 31,
2017	$53,848
2018	48,455
2019	27,829
2020	14,061
2021	7,923
Thereafter	21,565

Total	$173,681

Software Development Costs

The authoritative guidance requires certain internal software development costs related to software to be sold to be capitalized upon the establishment of technological feasibility. The Company’s software development costs incurred subsequent to achieving technological feasibility have not been significant and substantially all software development costs have been expensed as incurred.

Internal Use Software

In accordance with the authoritative guidance, the Company capitalizes external direct costs of materials and services and internal costs such as payroll and benefits of those employees directly associated with the development of new functionality in internal use software. The amount of costs capitalized in 2016 and 2015 relating to internal use software was $29.2 million and $32.4 million, respectively. These costs are being amortized over the estimated useful life of the software, which is generally three to seven years, and are included in property and equipment in the accompanying consolidated balance sheets. The total amounts charged to expense relating to internal use software was approximately $37.8 million, $36.1 million and $30.9 million, during the years ended December 31, 2016, 2015 and 2014, respectively.

The Company capitalized costs related to internally developed computer software to be sold as a service related to its Cloud Services products, incurred during the application development stage, of $18.2 million and $16.3 million, during the years ended December 31, 2016 and December 31, 2015, respectively, and is amortizing these costs over the expected lives of the related services, which is generally two years, and are included in property and equipment in the accompanying consolidated balance sheets. The total amounts charged to expense relating to internally developed computer software to be sold as a service was approximately $16.8 million, $9.2 million and $5.5 million, during the years ended December 31, 2016, 2015 and 2014, respectively.

Revenue Recognition

Net revenues include the following categories: Product and licenses, SaaS, License updates and maintenance and Professional services. Product and licenses revenues primarily represent fees related to the licensing of the Company’s software and hardware appliances. These revenues are reflected net of sales allowances, cooperative advertising agreements, partner incentive programs and provisions for returns. SaaS revenues consist primarily of fees related to online service agreements, which are recognized ratably over the contract term, which is typically 12 months. In addition, SaaS revenues may also include set-up fees, which are recognized ratably over the contract term or the expected customer life, whichever is longer. License updates and maintenance revenues consist of fees related to the Subscription Advantage program and maintenance fees, which include technical support and hardware and software maintenance. Subscription Advantage and maintenance fees are recognized ratably over the term of the contract, which is typically 12 to 24 months. The Company capitalizes certain third-party commissions related to Subscription Advantage, maintenance and support renewals. The capitalized commissions are amortized to Sales, marketing and services expense at the time the related deferred revenue is recognized as revenue. Hardware and software maintenance and support contracts are typically sold separately. Hardware maintenance includes technical support, the latest software upgrades when and if they become available, and replacement of malfunctioning appliances. Dedicated account management is available as an add-on to the program for a higher level of service. Software maintenance, including the new Customer Success Services, includes unlimited technical support, immediate access to software upgrades, enhancements and maintenance releases when and if they become available during the term of the contract and configuration and installation support along with acceleration and automation tools. Professional services revenues are comprised of fees from consulting services related to the implementation of the Company’s products and fees from product training and certification, which are recognized as the services are provided.

The Company recognizes revenue when it is earned and when all of the following criteria are met: (1) persuasive evidence of the arrangement exists; (2) delivery has occurred or the service has been provided and the Company has no remaining obligations; (3) the fee is fixed or determinable; and (4) collectability is probable.

The majority of the Company’s product and license revenue consists of revenue from the sale of software products. Software sales generally include a perpetual license to the Company’s software and is subject to the industry specific software revenue recognition guidance. In accordance with this guidance, the Company allocates revenue to license updates related to its stand-alone software and any other undelivered elements of the arrangement based on vendor specific objective evidence (“VSOE”) of fair value of each element and such amounts are deferred until the applicable delivery criteria and other revenue recognition criteria described above have been met. The balance of the revenues, net of any discounts inherent in the arrangement, is recognized at the outset of the arrangement using the residual method as the product licenses are delivered. If management cannot objectively determine the fair value of each undelivered element based on VSOE of fair value, revenue recognition is deferred until all elements are delivered, all services have been performed, or until fair value can be objectively determined.

For hardware appliance and software transactions, the arrangement consideration is allocated to stand-alone software deliverables as a group and the non-software deliverables based on the relative selling prices using the selling price hierarchy in the revenue recognition guidance. The selling price hierarchy for a deliverable is based on its VSOE if available, third-party evidence of selling price (“TPE”) if VSOE is not available, or estimated selling price (“ESP”) if neither VSOE nor TPE is available. The Company then recognizes revenue on each deliverable in accordance with its policies for product and service revenue recognition. VSOE of selling price is based on the price charged when the element is sold separately. In determining VSOE, the Company requires that a substantial majority of the selling prices fall within a reasonable range based on historical discounting trends for specific products and services. TPE of selling price is established by evaluating competitor products or services in stand-alone sales to similarly situated customers. However, as the Company’s products contain a significant element of proprietary technology and its solutions offer substantially different features and functionality, the comparable pricing of products with similar functionality typically cannot be obtained. Additionally, as the Company is unable to reliably determine what competitors products’ selling prices are on a stand-alone basis, the Company is not typically able to determine TPE. The estimate of selling price is established considering multiple factors including, but not limited to, pricing practices in different geographies and through different sales channels and competitor pricing strategies.

The Citrix Service Provider (“CSP”) program provides subscription-based services in which the CSP partners host software services to their end users. The fees from the CSP program are recognized based on usage and as the CSP services are provided to their end users.

For the Company’s non-software transactions, it allocates the arrangement consideration based on the relative selling price of the deliverables. For the Company’s hardware appliances, it uses ESP as its selling price. For the Company’s support and services, it generally uses VSOE as its selling price. When the Company is unable to establish selling price using VSOE for its support and services, the Company uses ESP in its allocation of arrangement consideration.

The Company’s Cloud Services offerings are considered hosted service arrangements per the authoritative guidance, or SaaS.

In the normal course of business, the Company is not obligated to accept product returns from its distributors under any conditions, unless the product item is defective in manufacture. The Company establishes provisions for estimated returns, as well as other sales allowances, concurrently with the recognition of revenue. The provisions are established based upon consideration of a variety of factors, including, among other things, recent and historical return rates for both specific products and distributors and the impact of any new product releases and projected economic conditions. Product returns are provided for in the consolidated financial statements and have historically been within management’s expectations. Allowances for estimated product returns amounted to approximately $2.0 million and $1.4 million at December 31, 2016 and December 31, 2015, respectively. The Company also records estimated reductions to revenue for customer programs and incentive offerings including volume-based incentives. The Company could take actions to increase its customer incentive offerings, which could result in an incremental reduction to revenue at the time the incentive is offered.

Product Concentration

The Company derives a substantial portion of its revenues from its Workspace Services solutions, which include its XenDesktop and XenApp products and related services, and anticipates that these products and future derivative products and product lines based upon this technology will continue to constitute a majority of its revenue. The Company could experience declines in demand for its Workspace Services solutions and other products, whether as a result of general economic conditions, the delay or reduction in technology purchases, new competitive product releases, price competition, lack of success of its strategic partners, technological change or other factors. Additionally, the Company’s Delivery Networking products generate revenues from a limited number of customers. As a result, if the Delivery Networking product grouping loses certain customers or one or more such customers significantly decreases its orders, the Company’s business, results of operations and financial condition could be adversely affected.

Cost of Net Revenues

Cost of product and license revenues consists primarily of hardware, shipping expense, royalties, product media and duplication, manuals and packaging materials. In addition, the Company is a party to licensing agreements with various entities, which give the Company the right to use certain software code in its products or in the development of future products in exchange for the payment of fixed fees or amounts based upon the sales of the related product. The licensing agreements generally have terms ranging from one to five years, and generally include renewal options. However, some agreements are perpetual unless expressly terminated. Royalties and other costs related to these agreements are also included in Cost of net revenues.

Cost of services and maintenance revenues consists primarily of compensation and other personnel-related costs of providing technical support and consulting, as well as the costs related to providing the Company’s software as a service offerings. Also included in Cost of net revenues is amortization of product related intangible assets and impairment of product related intangible assets.

Foreign Currency

The functional currency for all of the Company’s wholly-owned foreign subsidiaries is the U.S. dollar. Monetary assets and liabilities of such subsidiaries are remeasured into U.S. dollars at exchange rates in effect at the balance sheet date, and revenues and expenses are remeasured at average rates prevailing during the year. Effective January 1, 2015, the functional currency of the Company’s wholly-owned foreign subsidiaries became the U.S. dollar as a result of a reorganization in the foreign subsidiaries’ operations. Prior to January 1, 2015, the functional currency of the Company’s wholly-owned foreign subsidiaries was the currency of the country in which each subsidiary is located. The Company translated assets and liabilities of these foreign subsidiaries at exchange rates in effect at the balance sheet date and included accumulated net translation adjustments in equity as a component of Accumulated other comprehensive loss. The change in functional currency is applied on a prospective basis, therefore any gains and losses that were previously recorded in Accumulated other comprehensive loss remain unchanged from January 1, 2015. Foreign currency transaction gains and losses are the result of exchange rate changes on transactions denominated in currencies other than the functional currency, including U.S. dollars. The remeasurement of those foreign currency transactions is included in determining net income or loss for the period of exchange.

Derivatives and Hedging Activities

In accordance with the authoritative guidance, the Company records derivatives at fair value as either assets or liabilities on the balance sheet. For derivatives that are designated as and qualify as effective cash flow hedges, the portion of gain or loss on the derivative instrument effective at offsetting changes in the hedged item is reported as a component of Accumulated other comprehensive loss and reclassified into earnings as operating expense, net, when the hedged transaction affects earnings. Derivatives not designated as hedging instruments are adjusted to fair value through earnings as Other expense, net, in the period during which changes in fair value occur. The application of the authoritative guidance could impact the volatility of earnings.

The Company formally documents all relationships between hedging instruments and hedged items, as well as its risk-management objective and strategy for undertaking various hedge transactions. This process includes attributing all derivatives that are designated as cash flow hedges to floating rate assets or liabilities or forecasted transactions. The Company also formally assesses, both at the inception of the hedge and on an ongoing basis, whether each derivative is highly effective in offsetting changes in cash flows of the hedged item. Fluctuations in the value of the derivative instruments are generally offset by changes in the hedged item; however, if it is determined that a derivative is not highly effective as a hedge or if a derivative ceases to be a highly effective hedge, the Company will discontinue hedge accounting prospectively for the affected derivative.

The Company is exposed to risk of default by its hedging counterparties. Although this risk is concentrated among a limited number of counterparties, the Company’s foreign exchange hedging policy attempts to minimize this risk by placing limits on the amount of exposure that may exist with any single financial institution at a time.

Pension Liability

The Company provides retirement benefits to certain employees who are not U.S. based. Generally, benefits under these programs are based on an employee’s length of service and level of compensation. The majority of these programs are commonly referred to as termination indemnities, which provide retirement benefits in accordance with programs mandated by the governments of the countries in which such employees work.

The Company had accrued $13.2 million and $13.8 million for these pension liabilities at December 31, 2016 and 2015, respectively. Expenses for the programs for 2016, 2015 and 2014 amounted to $2.5 million, $3.8 million and $3.2 million, respectively.

Advertising Costs

The Company expenses advertising costs as incurred. The Company has advertising agreements with, and purchases advertising from, online media providers to advertise its products. The Company also has cooperative advertising agreements with certain distributors and resellers whereby the Company will reimburse distributors and resellers for qualified advertising of Company products. Reimbursement is made once the distributor, reseller or provider provides substantiation of qualified expenses. The Company estimates the impact of these expenses and recognizes them at the time of product sales as a reduction of net revenue in the accompanying consolidated statements of income. The total costs the Company recognized related to advertising were approximately $72.8 million, $70.7 million and $63.6 million, during the years ended December 31, 2016, 2015 and 2014, respectively.

Income Taxes

The Company and one or more of its subsidiaries is subject to United States federal income taxes, as well as income taxes of multiple state and foreign jurisdictions. The Company is currently not subject to a U.S. federal income tax examination. With few exceptions, the Company is no longer subject to U.S., federal, state and local, or non-U.S. income tax examinations by tax authorities for years prior to 2013.

In the ordinary course of global business, there are transactions for which the ultimate tax outcome is uncertain; thus, judgment is required in determining the worldwide provision for income taxes. The Company provides for income taxes on transactions based on its estimate of the probable liability. The Company adjusts its provision as appropriate for changes that impact its underlying judgments. Changes that impact provision estimates include such items as jurisdictional interpretations on tax filing positions based on the results of tax audits and general tax authority rulings. Due to the evolving nature of tax rules combined with the large number of jurisdictions in which the Company operates, estimates of its tax liability and the realizability of its deferred tax assets could change in the future, which may result in additional tax liabilities and adversely affect the Company’s results of operations, financial condition and cash flows.

The Company is required to estimate its income taxes in each of the jurisdictions in which it operates as part of the process of preparing its consolidated financial statements. The authoritative guidance requires a valuation allowance to reduce the deferred tax assets reported if, based on the weight of the evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized. The Company reviews deferred tax assets periodically for recoverability and makes estimates and judgments regarding the expected geographic sources of taxable income and gains from investments, as well as tax planning strategies in assessing the need for a valuation allowance.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Significant estimates made by management include the provision for doubtful accounts receivable, the provision to reduce obsolete or excess inventory to market, the provision for estimated returns, as well as sales allowances, the assumptions used in the valuation of stock-based awards, the assumptions used in the discounted cash flows to mark certain of its investments to market, the valuation of the Company’s goodwill, net realizable value of product related and other intangible assets, the fair value of convertible senior notes, the provision for lease losses, the provision for income taxes and the amortization and depreciation periods for intangible and long-lived assets. While the Company believes that such estimates are fair when considered in conjunction with the consolidated financial position and results of operations taken as a whole, the actual amounts of such items, when known, will vary from these estimates.

Accounting for Stock-Based Compensation Plans

The Company has various stock-based compensation plans for its employees and outside directors and accounts for stock-based compensation arrangements in accordance with the authoritative guidance, which requires the Company to measure and record compensation expense in its consolidated financial statements using a fair value method. See Note 7 for further information regarding the Company’s stock-based compensation plans.

Earnings per Share

Basic earnings per share is calculated by dividing income available to stockholders by the weighted-average number of common shares outstanding during each period. Diluted earnings per share is computed using the weighted average number of common and dilutive common share equivalents outstanding during the period. Dilutive common share equivalents consist of shares issuable upon the vesting or exercise of stock awards (calculated using the treasury stock method) during the period they were outstanding. Certain shares under the Company’s stock-based compensation programs were excluded from the computation of diluted earnings per share due to their anti-dilutive effect for the respective periods in which they were outstanding. Additionally, the computation of diluted earnings per share does not include the effect of the potential outstanding common stock from the Company’s convertible senior notes and warrants because the effect would have been anti-dilutive. The reconciliation of the numerator and denominator of the earnings per share calculation is presented in Note 15.

Reclassifications

Certain reclassifications of the prior years’ amounts have been made to conform to the current year’s presentation.

3. ACQUISITIONS AND DIVESTITURES

2016 Business Combination

On September 7, 2016, the Company acquired all of the issued and outstanding securities of a privately held company. The acquisition provides a software solution that cuts the cost of desktop and application virtualization and delivers workspace performance by accelerating desktop logon and application response times for any Microsoft Windows-based environment. The total cash consideration for this transaction was approximately $11.5 million, net of $0.8 million cash acquired. Transaction costs of $0.4 million are presented within General and administrative expense in the accompanying consolidated statements of income. The assets related to this acquisition relate primarily to $8.2 million of product technology identifiable intangible assets with a 4 year life and goodwill of $4.7 million.

2016 Asset Acquisition

On January 8, 2016, the Company acquired certain monitoring technology assets from a privately-held company for total cash consideration of $23.6 million. The acquisition provides a monitoring solution for Citrix’s products as it relates to Microsoft Windows applications and desktop delivery. The identifiable intangible assets acquired related primarily to product technologies.

2016 Divestiture

On February 29, 2016, the Company sold its CloudPlatform and CloudPortal Business Manager products to Persistent Telecom Solutions, Inc. The agreement included contingent consideration in the form of an earnout provision based on revenue for a period of five years following the closing date. Any income associated with the contingent consideration will be recognized if the earnout provisions are met. No earnout provisions were met during the year ended December 31, 2016.

2015 Acquisitions

Sanbolic

On January 8, 2015, the Company acquired all of the issued and outstanding securities of Sanbolic, Inc. (“Sanbolic”). The Company expected the Sanbolic technology would reduce the complexity of Microsoft Windows application delivery and desktop virtualization deployments. The total cash consideration for this transaction was approximately $89.4 million, net of $0.2 million cash acquired. Transaction costs associated with the acquisition were $0.5 million, of which the Company expensed $0.3 million during the year ended December 31, 2015, and are included in General and administrative expense in the accompanying consolidated statements of income. In addition, in connection with the acquisition, the Company assumed non-vested stock units which were converted into the right to receive, in the aggregate, up to 37,057 shares of the Company’s common stock, for which the vesting period began on the closing of the transaction. During the fourth quarter of 2015, management performed a comprehensive operational review which included an evaluation of all of the Company’s products. In connection with this review, management determined that the Sanbolic technology was a non-core solution and that the related product offerings will no longer be developed. As a result, the Company impaired the remaining carrying value of the intangible assets related to this acquisition in the fourth quarter of 2015.

4. INVESTMENTS

Available-for-sale Investments

Investments in available-for-sale securities at fair value were as follows for the periods ended (in thousands):

	December 31, 2016				December 31, 2015
Description of the Securities	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Agency securities	$411,963	$699	$(1,169)	$411,493	$530,981	$757	$(1,216)	$530,522
Corporate securities	842,887	193	(2,114)	840,966	699,060	90	(1,929)	697,221
Municipal securities	9,989	3	(4)	9,988	14,872	14	(8)	14,878
Government securities	445,083	135	(600)	444,618	152,376	9	(340)	152,045

Total	$1,709,922	$1,030	$(3,887)	$1,707,065	$1,397,289	$870	$(3,493)	$1,394,666

The change in net unrealized (losses) gains on available-for-sale securities recorded in Other comprehensive (loss) income includes unrealized (losses) gains that arose from changes in market value of specifically identified securities that were held during the period, gains (losses) that were previously unrealized, but have been recognized in current period net income due to sales, as well as prepayments of available-for-sale investments purchased at a premium. This reclassification has no effect on total comprehensive income or equity and was not material for all periods presented. See Note 16 for more information related to comprehensive income.

The average remaining maturities of the Company’s short-term and long-term available-for-sale investments at December 31, 2016 were approximately six months and two years, respectively.

Realized Gains and Losses on Available-for-sale Investments

For the years ended December 31, 2016 and 2015, the Company had realized gains on the sales of available-for-sale investments of $1.7 million and $0.8 million, respectively. For the years ended December 31, 2016 and 2015, the Company had realized losses on available-for-sale investments of $0.5 million and $1.0 million, respectively, primarily related to sales of these investments during the period. All realized gains and losses related to the sales of available-for-sale investments are included in Other expense, net, in the accompanying consolidated statements of income.

The Company continues to monitor its overall investment portfolio and if the credit ratings of the issuers of its investments deteriorate or if the issuers experience financial difficulty, including bankruptcy, the Company may be required to make adjustments to the carrying value of the securities in its investment portfolio and recognize impairment charges for declines in fair value that are determined to be other-than-temporary.

Unrealized Losses on Available-for-Sale Investments

The gross unrealized losses on the Company’s available-for-sale investments that are not deemed to be other-than-temporarily impaired were $3.9 million and $3.5 million as of December 31, 2016 and 2015, respectively. Because the Company does not intend to sell any of its investments in an unrealized loss position and it is more likely than not that it will not be required to sell the securities before the recovery of its amortized cost basis, which may not occur until maturity, it does not consider the securities to be other-than-temporarily impaired.

Cost Method Investments

The Company held direct investments in privately-held companies of approximately $19.2 million and $19.4 million as of December 31, 2016 and 2015, respectively, which are accounted for based on the cost method and are included in Other assets in the accompanying consolidated balance sheets. The Company periodically reviews these investments for impairment. If the Company determines that an other-than-temporary impairment has occurred, it will write-down the investment to its fair value. The Company determined that certain cost method investments were impaired during 2016, 2015 and 2014 and recorded a total charge of $1.1 million, $3.3 million, and $8.3 million, respectively, which is included in Other expense, net in the accompanying consolidated statements of income. During 2016, 2015 and 2014, certain companies in which the Company held direct investments were acquired by third parties and as a result of these sales transactions the Company recorded gains of $1.7 million, $8.7 million and 2.9 million, respectively, which was included in Other expense, net in the accompanying consolidated statements of income. See Note 5 for more information.

5. FAIR VALUE MEASUREMENTS

The authoritative guidance defines fair value as an exit price, representing the amount that would either be received to sell an asset or be paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability. As a basis for considering such assumptions, the guidance establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value as follows:

•	Level 1. Observable inputs such as quoted prices in active markets for identical assets or liabilities;

•	Level 2. Inputs, other than the quoted prices in active markets, that are observable either directly or indirectly; and

•	Level 3. Unobservable inputs in which there is little or no market data, which require the reporting entity to develop its own assumptions.

Available-for-sale securities included in Level 2 are valued utilizing inputs obtained from an independent pricing service (the “Service”) which uses quoted market prices for identical or comparable instruments rather than direct observations of quoted prices in active markets. The Service applies a four level hierarchical pricing methodology to all of the Company’s fixed income securities based on the circumstances. The hierarchy starts with the highest priority pricing source, then subsequently uses inputs obtained from other third-party sources and large custodial institutions. The Service’s providers utilize a variety of inputs to determine their quoted prices. These inputs may include interest rates, known historical trades, yield curve information, benchmark data, prepayment speeds, credit quality and broker/dealer quotes. Substantially all of the Company’s available-for-sale investments are valued utilizing inputs obtained from the Service and accordingly are categorized as Level 2 in the table below. The Company periodically independently assesses the pricing obtained from the Service and historically has not adjusted the Service’s pricing as a result of this assessment. Available-for-sale securities are included in Level 3 when relevant observable inputs for a security are not available.

The Company’s assessment of the significance of a particular input to the fair value measurement requires judgment and may affect the classification of assets and liabilities within the fair value hierarchy. In certain instances, the inputs used to measure fair value may meet the definition of more than one level of the fair value hierarchy. The input with the lowest level priority is used to determine the applicable level in the fair value hierarchy.

Assets and Liabilities Measured at Fair Value on a Recurring Basis

	As of December 31, 2016	Quoted Prices In Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(in thousands)
Assets:
Cash and cash equivalents:
Cash	$528,637	$528,637	$—	$—
Money market funds	224,765	224,765	—	—
Corporate securities	82,693	—	82,693	—
Available-for-sale securities:
Agency securities	411,493	—	411,493	—
Corporate securities	840,966	—	839,968	998
Municipal securities	9,988	—	9,988	—
Government securities	444,618	—	444,618	—
Prepaid expenses and other current assets:
Foreign currency derivatives	2,506	—	2,506	—

Total assets	$2,545,666	$753,402	$1,791,266	$998

Accrued expenses and other current liabilities:
Foreign currency derivatives	4,435	—	4,435	—

Total liabilities	$4,435	$—	$4,435	$—

	As of December 31, 2015	Quoted Prices In Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(in thousands)
Assets:
Cash and cash equivalents:
Cash	$204,200	$204,200	$—	$—
Money market funds	102,968	102,968	—	—
Corporate securities	3,588	—	3,588	—
Available-for-sale securities:
Agency securities	530,522	—	530,522	—
Corporate securities	697,221	—	695,809	1,412
Municipal securities	14,878	—	14,878	—
Government securities	152,045	—	152,045	—
Prepaid expenses and other current assets:
Foreign currency derivatives	1,063	—	1,063	—

Total assets	$1,706,485	$307,168	$1,397,905	$1,412

Accrued expenses and other current liabilities:
Foreign currency derivatives	3,678	—	3,678	—

Total liabilities	$3,678	$—	$3,678	$—

The Company’s fixed income available-for-sale security portfolio generally consists of investment grade securities from diverse issuers with a minimum credit rating of A-/A3 and a weighted-average credit rating of AA-/Aa3. The Company values these securities based on pricing from the Service, whose sources may use quoted prices in active markets for identical assets (Level 1 inputs) or inputs other than quoted prices that are observable either directly or indirectly (Level 2 inputs) in determining fair value, and accordingly, the Company classifies all of its fixed income available-for-sale securities as Level 2.

The Company measures its cash flow hedges, which are classified as Prepaid expenses and other current assets and Accrued expenses and other current liabilities, at fair value based on indicative prices in active markets (Level 2 inputs).

Assets Measured at Fair Value on a Non-recurring Basis Using Significant Unobservable Inputs (Level 3)

During 2016, certain cost method investments with a combined carrying value of $1.2 million were determined to be impaired and written down to their fair values of $0.1 million, resulting in impairment charges of $1.1 million. During 2015, certain cost method investments with a combined carrying value of $3.4 million were determined to be impaired and have been written down to their fair values of $0.1 million resulting in impairment charges of $3.3 million. The impairment charges are included in Other expense, net in the accompanying consolidated statements of income for the years ended December 31, 2016 and 2015. In determining the fair value of cost method investments, the Company considers many factors including but not limited to operating performance of the investee, the amount of cash that the investee has on-hand, the ability to obtain additional financing and the overall market conditions in which the investee operates. The fair value of the cost method investments represent a Level 3 valuation as the assumptions used in valuing these investments were not directly or indirectly observable. See Note 4 for more information regarding cost method investments.

For certain intangible assets where the unamortized balances exceeded the undiscounted future net cash flows, the Company measures the amount of the impairment by calculating the amount by which the carrying values exceed the estimated fair values, which are based on projected discounted future net cash flows. These non-recurring fair value measurements are categorized as Level 3 significant unobservable inputs. See Note 2 to the Company’s consolidated financial statements for detailed information related to Goodwill and Other Intangible Assets.

Additional Disclosures Regarding Fair Value Measurements

The carrying value of accounts receivable, accounts payable and accrued expenses approximate their fair value due to the short maturity of these items.

As of December 31, 2016, the fair value of the Convertible Notes, which was determined based on inputs that are observable in the market (Level 2) based on the closing trading price per $100 as of the last day of trading for the year ended December 31, 2016, and carrying value of debt instruments (carrying value excludes the equity component of the Company’s Convertible Notes classified in equity) was as follows (in thousands):

	Fair Value	Carrying Value
Convertible Senior Notes	$1,674,688	$1,348,156

See Note 12 for more information on the Convertible Notes.

6. ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

Accrued expenses consist of the following:

	December 31,
	2016	2015
	(In thousands)
Accrued compensation and employee benefits	$143,666	$161,411
Other accrued expenses	113,133	120,470

Total	$256,799	$281,881

7. EMPLOYEE STOCK-BASED COMPENSATION AND BENEFIT PLANS

Plans

The Company’s stock-based compensation program is a long-term retention program that is intended to attract and reward talented employees and align stockholder and employee interests. As of December 31, 2016, the Company had one stock-based compensation plan under which it was granting equity awards. The Company is currently granting stock-based awards from its 2014 Equity Incentive Plan (the “2014 Plan”). In December 2014, the Company’s Board of Directors approved the 2015 Employee Stock Purchase Plan (the “2015 ESPP”), which was approved by stockholders at the Company’s Annual Meeting of Stockholders held on May 28, 2015. The 2015 ESPP has replaced the Company’s Amended and Restated 2005 Employee Stock Purchase Plan (as amended, the “2005 ESPP”). In connection with certain of the Company’s acquisitions, the Company has assumed certain plans from acquired companies. The Company’s Board of Directors has provided that no new awards will be granted under the Company’s acquired stock plans. The Company’s superseded and expired stock plans include the Amended and Restated 2005 Equity Incentive Plan and the 2005 ESPP.

Under the terms of the 2014 Plan, the Company is authorized to grant incentive stock options (“ISOs”), non-qualified stock options (“NSOs”), non-vested stock, non-vested stock units, stock appreciation rights (“SARs”), and performance units and to make stock-based awards to full and part-time employees of the Company and its subsidiaries or affiliates, where legally eligible to participate, as well as to consultants and non-employee directors of the Company. SARs and ISOs are not currently being granted. Currently, the 2014 Plan provides for the issuance of 29,000,000 shares of common stock. In addition, shares of common stock underlying any awards granted under the Company’s Amended and Restated 2005 Equity Incentive Plan, as amended, that are forfeited, canceled or otherwise terminated (other than by exercise) are added to its shares of common stock available for issuance under the 2014 Plan. Under the 2014 Plan, NSOs must be granted at exercise prices no less than fair market value on the date of grant. Non-vested stock awards may be granted for such consideration in cash, other property or services, or a combination thereof, as determined by the Company’s Compensation Committee of its Board of Directors. Stock-based awards are generally exercisable or issuable upon vesting. The Company’s policy is to recognize compensation cost for awards with only service conditions and a graded vesting schedule on a straight-line basis over the requisite service period for the entire award. As of December 31, 2016, there were 20,068,672 shares of common stock reserved for issuance pursuant to the Company’s stock-based compensation plans, including authorization under its 2014 Plan to grant stock-based awards covering 15,584,300 shares of common stock.

Under the 2015 ESPP, all full-time and certain part-time employees of the Company are eligible to purchase common stock of the Company twice per year at the end of a six-month payment period (a “Payment Period”). During each Payment Period, eligible employees who so elect may authorize payroll deductions in an amount no less than 1% nor greater than 10% of his or her base pay for each payroll period in the Payment Period. At the end of each Payment Period, the accumulated deductions are used to purchase shares of common stock from the Company up to a maximum of 12,000 shares for any one employee during a Payment Period. Shares are purchased at a price equal to 85% of the fair market value of the Company’s common stock, on either the first business day of the Payment Period or the last business day of the Payment Period, whichever is lower. Employees who, after exercising their rights to purchase shares of common stock in the 2015 ESPP, would own shares representing 5% or more of the voting power of the Company’s common stock, are ineligible to continue to participate under the 2015 ESPP. The 2015 ESPP provides for the issuance of a maximum of 16,000,000 shares of common stock. As of December 31, 2016, 3,872,661 shares had been issued under the 2005 ESPP. As of December 31, 2016, 974,830 shares have been issued under the 2015 ESPP. The Company recorded stock-based compensation costs related to its employee stock purchase plans of $7.5 million, $6.5 million and $4.5 million for the years ended December 31, 2016, 2015 and 2014, respectively.

The Company used the Black-Scholes model to estimate the fair value of its Employee Stock Purchase Plan awards with the following weighted-average assumptions:

	Year Ended	Year Ended
	December 31, 2016	December 31, 2015
Expected volatility factor	0.27-0.41	0.35
Risk free interest rate	0.25%-0.42%	0.25%
Expected dividend yield	0%	0%
Expected life (in years)	0.5	0.5

The Company determined the expected volatility factor by considering the implied volatility in six-month market-traded options of the Company’s common stock based on third party volatility quotes. The Company’s decision to use implied volatility was based upon the availability of actively traded options on the Company’s common stock and its assessment that implied volatility is more representative of future stock price trends than historical volatility. The risk-free interest rate was based on a U.S. Treasury instrument whose term is consistent with the expected term of the stock options. The Company’s expected dividend yield input was zero as it has not historically paid, nor expects in the future to pay, cash dividends on its common stock. The expected term is based on the term of the purchase period for grants made under the ESPP.

Expense Information under the Authoritative Guidance

As required by the authoritative guidance, the Company estimates forfeitures of stock awards and recognizes compensation costs only for those awards expected to vest. Forfeiture rates are determined based on historical experience. The Company also considers whether there have been any significant changes in facts and circumstances that would affect its forfeiture rate quarterly. Estimated forfeitures are adjusted to actual forfeiture experience as needed. The Company recorded stock-based compensation costs, related deferred tax assets and tax benefits of $152.7 million, $53.5 million and $64.7 million, respectively, in 2016, $128.3 million, $40.2 million and $50.5 million, respectively, in 2015 and $153.9 million, $34.7 million and $39.8 million, respectively, in 2014.

The detail of the total stock-based compensation recognized by income statement classification is as follows (in thousands):

Income Statement Classifications	2016	2015	2014
Cost of services and maintenance revenues	$2,179	$1,924	$1,890
Research and development	38,578	38,910	49,026
Sales, marketing and services	48,514	45,041	57,550
General and administrative	63,468	42,387	45,476

Total	$152,739	$128,262	$153,942

Non-vested Stock Units

Performance, Market Performance and Service Condition Stock Units

In January 2016, the Company granted its Chief Executive Officer 220,235 non-vested stock units that vest based on certain target performance conditions; and in March 2016, the Company granted senior level employees 234,816 non-vested stock units that vest based on certain target performance conditions. The attainment level under the awards will be based on the Company’s compound annualized total return to stockholders over a three-year performance period, with 100% of such stock units earned if the Company achieves total shareholder return of 10% over the performance period. Further, if the Company achieves annualized total shareholder return of less than 10% during the performance period, the awardees may earn all or a portion of the target award, but not in excess of 100% of such stock units, depending upon the Company’s relative total shareholder return compared to companies listed in the S&P Computer Software Select Index. If the Company’s compound annualized total shareholder return is 5% or above, the number of non-vested stock units earned will be based on interpolation, with the maximum number of non-vested stock units earned capped at 200% of the target number of non-vested stock units for a compound annualized total return to stockholders of 30% over a three-year performance period as set forth in the award agreement. Within sixty days following an interim measurement period of 18 months, the Compensation Committee will determine the number of restricted stock units that would be deemed earned based on performance to date, and up to 33% of the target award may be earned based on such performance; however, any stock units that are deemed earned will remain subject to continued service vesting until the end of the three-year performance period, or a change in control, if earlier. Within sixty days following the conclusion of the performance period, the Company’s Compensation Committee will determine the number of restricted stock units that would vest upon the final day of the performance period based on the Company’s performance during the period and in accordance with the terms of the award. On the vesting date, the greater of the full period restricted stock units, or the interim earned restricted stock units, will vest in one installment.

In March 2015 and 2014, the Company granted senior level employees non-vested stock unit awards representing, in the aggregate, 393,464 and 378,022 non-vested stock units that vest based on certain target market performance and service conditions. The number of non-vested stock units underlying each award will be determined within sixty days of the calendar year following the end of a three-year performance period ending December 31, 2017 for the March 2015 awards and December 31, 2016 for the March 2014 awards. The attainment level under the award will be based on the Company’s total return to stockholders over the performance period compared to the return on the Nasdaq Composite Total Return Index (the “XCMP”). If the Company’s return is positive and meets or exceeds the indexed return, the number of non-vested stock units earned will be based on interpolation, with the maximum number of non-vested stock units earned pursuant to the award capped at 200% of the target number of non-vested stock units set forth in the award agreement if the Company’s return exceeds the indexed return by 40% or more. If the Company’s return over the performance period is positive but underperforms the index, a number of non-vested stock units will be issued, below the target award, based on interpolation; however, no non-vested stock units will be issued if the Company’s return underperforms the index by more than 20% over the performance period. In the event the Company’s return to stockholders is negative but still meets or exceeds the indexed return, only 75% of the target award shall be issued. If the awardee is not employed by the Company at the end of the performance period; the extent to which the awardee will vest in the award, if at all, is dependent upon the timing and character of the termination as provided in the award agreement. Each non-vested stock unit, upon vesting, represents the right to receive one share of the Company’s common stock. The performance metric under the March 2014 award was met, therefore awards vested as of December 31, 2016.

The market condition requirements are reflected in the grant date fair value of the award, and the compensation expense for the award will be recognized assuming that the requisite service is rendered regardless of whether the market conditions are achieved. The grant date fair value of the non-vested performance stock unit awards was determined through the use of a Monte Carlo simulation model, which utilized multiple input variables that determined the probability of satisfying the market condition requirements applicable to each award as follows:

	March 2016 Grant	January 2016 Grant	March 2015 Grant	March 2014 Grant
Expected volatility factor	0.29 - 0.39	0.29 - 0.37	0.14 - 0.29	0.19 - 0.38
Risk free interest rate	0.91%	1.10%	0.85%	0.81%
Expected dividend yield	0%	0%	0%	0%

For the March 2016 and January 2016 grants, the range of expected volatilities utilized was based on the historical volatilities of the Company’s common stock and the average of its peer group. The Company chose to use historical volatility to value these awards because historical stock prices were used to develop the correlation coefficients between the Company and its peer group in order to model the stock price movements. The volatilities used were calculated over a 3.00 year period, which is commensurate with the awards’ performance period at the date of grant. The risk free interest rate was based on the implied yield available on U.S. Treasury zero-coupon issues with remaining terms equivalent to the performance period. The Company does not intend to pay dividends on its common stock in the foreseeable future. Accordingly, the Company used a dividend yield of zero in its model. The estimated fair value of each award as of the date of grant was $66.18 for the March 2016 grant and $49.68 for the January 2016 grant.

For the March 2015 and March 2014 grants, the range of expected volatilities utilized was based on the historical volatilities of the Company’s common stock and the XCMP. The Company chose to use historical volatility to value these awards because historical stock prices were used to develop the correlation coefficients between the Company and the XCMP in order to model the stock price movements. The volatilities used were calculated over the most recent 2.76 year period, which is commensurate with the awards’ performance period at the date of grant. The risk free interest rate was based on the implied yield available on U.S. Treasury zero-coupon issues with remaining terms equivalent to the performance period. The Company does not intend to pay dividends on its common stock in the foreseeable future. Accordingly, the Company used a dividend yield of zero in its model. The estimated fair value of each award as of the date of grant was $61.01 for the March 2015 grant and $56.94 for the March 2014 grant.

Service Based Stock Units

The Company also awards senior level employees, certain other employees and new non-employee directors, non-vested stock units granted under the 2014 Plan that vest based on service. The majority of these non-vested stock unit awards generally vest 33.33% on each anniversary subsequent to the date of the award. The Company also assumes non-vested stock units in connection with certain of its acquisitions. The assumed awards have the same three year vesting schedule. Each non-vested stock unit, upon vesting, represents the right to receive one share of the Company’s common stock. In addition, the Company awards non-vested stock units to all of its continuing non-employee directors. These awards vest monthly in 12 equal installments based on service and, upon vesting, each stock unit represents the right to receive one share of the Company’s common stock.

Performance Stock Units

During 2015, the Company awarded certain senior level employees non-vested performance stock units granted under the 2014 Plan. The number of non-vested stock units underlying each award will be determined within sixty days of the calendar year following completion of the one-year performance period ending December 31, 2016 and will be based on achievement of a specific corporate financial performance goal determined at the time of the award. The number of non-vested stock units issued will be based on a graduated slope, with the maximum number of non-vested stock units issuable pursuant to the award capped at 100% of the base number of non-vested stock units set forth in the award agreement. The Company is required to estimate the attainment expected to be achieved related to the defined performance goals and the number of non-vested stock units that will ultimately be awarded in order to recognize compensation expense over the vesting period. Each non-vested stock unit, upon vesting, represents the right to receive one share of the Company’s common stock. If the performance goals are not met, no compensation cost will be recognized and any previously recognized compensation cost will be reversed. The financial performance goal under these awards was met as of December 31, 2016.

The following table summarizes the Company’s non-vested stock unit activity for the year ended December 31, 2016:

	Number of Shares	Weighted-Average Fair Value at Grant Date
Non-vested stock units at December 31, 2015	5,147,926	$65.00
Granted	2,538,589	76.27
Vested	(2,472,217)	66.25
Forfeited	(822,462)	65.59

Non-vested stock units at December 31, 2016	4,391,836	70.67

For the years ended December 31, 2016, 2015 and 2014, the Company recognized stock-based compensation expense of $135.7 million, $117.9 million and $128.5 million, respectively, related to non-vested stock units. The fair value of the non-vested stock units released in 2016, 2015, and 2014 was $163.8 million, $132.9 million and $118.3 million, respectively. As of December 31, 2016, there was $223.4 million of total unrecognized compensation cost related to non-vested stock units. The unrecognized cost is expected to be recognized over a weighted-average period of 2.06 years.

Non-vested Stock

During 2016 and 2015, the Company granted non-vested stock awards of 118,588 and 102,851 shares to certain executive officers which typically vest between one to three years from the date of grant, subject to the holder’s continued employment with the Company. Non-vested stock is issued and outstanding upon grant; however, award holders are restricted from selling the shares until they vest. If the vesting conditions are not met, the award will be forfeited. Compensation expense is measured based on the closing market price of the Company’s common stock at the date of grant and is recognized on a straight-line basis over the vesting period. For the years ended December 31, 2016 and 2015, the Company recognized $9.6 million and $1.4 million of stock-based compensation expense related to these awards. At December 31, 2016, there was approximately $5.3 million of total unrecognized compensation expense related to these awards, which is expected to be recognized over a weighted average period of 2.00 years.

Benefit Plan

The Company maintains a 401(k) benefit plan allowing eligible U.S.-based employees to contribute up to 90% of their annual eligible earnings to the plan on a pretax and after-tax basis, including Roth contributions, limited to an annual maximum amount as set periodically by the IRS. The Company, at its discretion, may contribute up to $0.50 for each dollar of employee contribution. The Company’s total matching contribution to an employee is typically made at 3% of the employee’s annual compensation. The Company’s matching contributions were $14.0 million, $12.1 million and $11.1 million in 2016, 2015 and 2014, respectively. Prior to June 2015, the Company’s contributions vested over a four-year period at 25% per year. Effective in June 2015, all matching contributions vest immediately.

8. CAPITAL STOCK

Stock Repurchase Programs

The Company’s Board of Directors authorized an ongoing stock repurchase program with a total repurchase authority granted to the Company of $6.8 billion, of which $500.0 million was approved in January 2017. The Company may use the approved dollar authority to repurchase stock at any time until the approved amount is exhausted. The objective of the Company’s stock repurchase program is to improve stockholders’ returns. At December 31, 2016, approximately $404.0 million was available to repurchase common stock pursuant to the stock repurchase program. All shares repurchased are recorded as treasury stock. A portion of the funds used to repurchase stock over the course of the program was provided by net proceeds from the Convertible Notes offering, as well as proceeds from employee stock option exercises and the related tax benefit. The Company is authorized to make open market purchases of its common stock using general corporate funds through open market purchases, pursuant to a Rule 10b5-1 plan or in privately negotiated transactions.

During the year ended December 31, 2016, the Company expended approximately $28.7 million on open market purchases under the stock repurchase program, repurchasing 426,300 shares of outstanding common stock at an average price of $67.30.

During the year ended December 31, 2015, the Company expended approximately $755.7 million on open market purchases under the stock repurchase program, repurchasing 10,716,850 shares of outstanding common stock at an average price of $70.52.

During the second quarter of 2014, the Company used a portion of the net proceeds from the Convertible Notes offering and existing cash and investments to repurchase an aggregate of approximately $1.5 billion of its common stock as authorized under the stock repurchase program. Of this $1.5 billion, the Company used approximately $101.0 million to purchase 1.7 million shares from certain purchasers of the Convertible Notes in privately negotiated transactions concurrently with the closing of the offering, and the remaining $1.4 billion to purchase additional shares of common stock under an Accelerated Share Repurchase (“ASR”) which the Company entered into with Citibank, N.A. (“Citibank”) on April 25, 2014 (the “ASR Agreement”). Under the ASR agreement, the Company paid $1.4 billion to Citibank upon consummation of the ASR and received, in the aggregate, approximately 21.8 million shares of its common stock from Citibank, including approximately 2.6 million shares delivered in October 2014 in final settlement in connection with Citibank’s election to accelerate the ASR. The total number of shares of common stock that the Company repurchased under the ASR Agreement was based on the average of the daily volume-weighted average prices of the common stock during the term of the ASR Agreement, less a discount.

In addition to the repurchases described above, during the year ended December 31, 2014, the Company expended approximately $139.9 million on open market purchases under the stock repurchase program, repurchasing 2,046,400 shares of outstanding common stock at an average price of $68.36.

Shares for Tax Withholding

During the years ended December 31, 2016, 2015 and 2014, the Company withheld 830,155 shares, 679,694 shares and 560,239 shares, respectively, from equity awards that vested. Amounts withheld to satisfy minimum tax withholding obligations that arose on the vesting of equity awards was $66.6 million, $46.3 million and $33.7 million, for 2016, 2015 and 2014, respectively. These shares are reflected as treasury stock in the Company’s consolidated balance sheets and the related cash outlays do not reduce the Company’s total stock repurchase authority.

Preferred Stock

The Company is authorized to issue 5,000,000 shares of preferred stock, $0.01 par value per share. No shares of such preferred stock were issued and outstanding at December 31, 2016 or 2015.

9. COMMITMENTS AND CONTINGENCIES

Leases

The Company leases certain office space and equipment under various operating leases. In addition to rent, the leases require the Company to pay for taxes, insurance, maintenance and other operating expenses. Certain of these leases contain stated escalation clauses while others contain renewal options. The Company recognizes rent expense on a straight-line basis over the term of the lease, excluding renewal periods, unless renewal of the lease is reasonably assured.

Rental expense for the year ended December 31, 2016 totaled approximately $84.6 million, of which $28.9 million related to charges for the consolidation of leased facilities related to restructuring activities. Rental expense for the year ended December 31, 2015 totaled approximately $89.9 million, of which $22.1 million related to charges for the consolidation of leased facilities related to restructuring activities. Rental expense for the year ended December 31, 2014 totaled approximately $69.9 million. Sublease income for the years ended December 31, 2016, 2015 and 2014 was approximately $0.2 million, $0.2 million and $0.0 million, respectively. Lease commitments under non-cancelable operating leases with initial or remaining terms in excess of one year and sublease income associated with non-cancelable subleases, are as follows:

	Operating Leases *	Sublease Income
	(In thousands)
Years ending December 31,
2017	$55,097	$218
2018	48,952	204
2019	46,934	—
2020	39,959	—
2021	35,035	—
Thereafter	141,659	—

Total	$367,636	$422

*	Citrix will remain liable to the lessor for the duration of certain GoTo Business leases of approximately $6.8 million.

The future operating lease obligation in the table above excludes approximately $16.6 million related to the GoTo Business, since Citrix completed the separation of the GoTo Business on January 31, 2017.

Liabilities for Loss on Lease Obligations

The Company recognizes liabilities for costs that will continue to be incurred under operating lease obligations for their remaining terms without economic benefit to the Company. The liabilities are measured and recorded at their fair values as of the cease-use date (the date the Company vacates the leased space and no longer derives economic benefit from the leases). The liabilities are included in Accrued expenses and other current liabilities and Other long-term liabilities in the consolidated balance sheets and the related expense is included in Restructuring expenses in the consolidated statements of income.

The fair values of the liabilities are determined by discounting certain future cash flows related to the leases using a credit-adjusted risk-free interest rate as of the cease-use date (Level 3). The future cash flows that are discounted include the remaining base rentals due under the leases, reduced by the estimated sublease rentals that could be reasonably obtained for the properties even if the Company has no intention to enter into a sublease. The estimate of sublease rentals may change, which would require future changes to the liabilities for loss on lease obligations.

As of December 31, 2016, the Company’s liabilities for loss on lease obligations total approximately $37.6 million, of which approximately $33.2 million relates to the Company’s Santa Clara Office. The calculation of these liabilities requires judgment in estimating the timing of securing subleases for the vacant space, as well as the terms of possible subleases, including the length of the sublease periods, sublease rentals, rent concessions and other tenant incentives. While the Company believes that the assumptions used in the calculation of these liabilities are reasonable, due to the inherent uncertainties related to such assumptions, there can be no assurance that the Company will be able to secure such subleases within the timing assumed in its calculations, or at all, and with terms consistent with the assumptions used. In the Company’s Santa Clara office, if the price per square foot assumption were to change by $0.50, it would impact the estimate of sublease rentals, which would result in a change of $8.6 million to the liabilities for loss on lease obligation.

Legal Matters

The Company accrues a liability for legal contingencies when it believes that it is both probable that a liability has been incurred and that it can reasonably estimate the amount of the loss. The Company reviews these accruals and adjusts them to reflect ongoing negotiations, settlements, rulings, advice of legal counsel and other relevant information. To the extent new information is obtained and the Company’s views on the probable outcomes of claims, suits, assessments, investigations or legal proceedings change, changes in the Company’s accrued liabilities would be recorded in the period in which such determination is made. For the Other Matters referenced below, the amount of liability is not probable or the amount cannot be reasonably estimated; and, therefore, accruals have not been made. In addition, in accordance with the relevant authoritative guidance, for matters in which the likelihood of material loss is at least reasonably possible, the Company provides disclosure of the possible loss or range of loss. If a reasonable estimate cannot be made, however, the Company will provide disclosure to that effect.

Due to the nature of the Company’s business, the Company is subject to patent infringement claims, including current suits against it or one or more of its wholly-owned subsidiaries alleging infringement by various Company products and services. The Company believes that it has meritorious defenses to the allegations made in its pending cases and intends to vigorously defend these lawsuits; however, it is unable currently to determine the ultimate outcome of these or similar matters or the potential exposure to loss, if any. In addition, the Company is a defendant in various litigation matters generally arising out of the normal course of business. Although it is difficult to predict the ultimate outcomes of these cases, the Company believes that it is not reasonably possible that the ultimate outcomes will materially and adversely affect its business, financial position, results of operations or cash flows.

Guarantees

The authoritative guidance requires certain guarantees to be recorded at fair value and requires a guarantor to make disclosures, even when the likelihood of making any payments under the guarantee is remote. For those guarantees and indemnifications that do not fall within the initial recognition and measurement requirements of the authoritative guidance, the Company must continue to monitor the conditions that are subject to the guarantees and indemnifications, as required under existing generally accepted accounting principles, to identify if a loss has been incurred. If the Company determines that it is probable that a loss has been incurred, any such estimable loss would be recognized. The initial recognition and measurement requirements do not apply to the provisions contained in the majority of the Company’s software license agreements that indemnify licensees of the Company’s software from damages and costs resulting from claims alleging that the Company’s software infringes the intellectual property rights of a third party. The Company has not made material payments pursuant to these provisions as of December 31, 2016. The Company has not identified any losses that are probable under these provisions and, accordingly, the Company has not recorded a liability related to these indemnification provisions.

Purchase Obligations

The Company has agreements with suppliers to purchase inventory and estimates its non-cancelable obligations under these agreements for the fiscal year ended December 31, 2017 to be approximately $18.3 million. The Company also has contingent obligations to purchase inventory for the fiscal year ended December 31, 2017, which are based on amount of usage, of approximately $24.5 million. The Company does not have any purchase obligations beyond December 31, 2017.

10. INCOME TAXES

The United States and foreign components of income before income taxes are as follows:

	2016	2015	2014
	(In thousands)
United States	$59,344	$(135,978)	$(39,323)
Foreign	468,426	300,562	187,638

Total	$527,770	$164,584	$148,315

The components of the provision for income taxes are as follows:

	2016	2015	2014
	(In thousands)
Current:
Federal	$18,832	$(12,450)	$(11,778)
Foreign	52,978	40,613	28,126
State	7,759	6,523	3,804

Total current	79,569	34,686	20,152
Deferred:
Federal	(7,688)	(69,104)	(27,493)
Foreign	(3,139)	(2,991)	(1,298)
State	(10,827)	(13,140)	(10,265)

Total deferred	(21,654)	(85,235)	(39,056)

Total provision	$57,915	$(50,549)	$(18,904)

The following table presents the breakdown of net deferred tax assets:

	December 31,
	2016	2015
	(In thousands)
Deferred tax assets	$233,900	$207,194
Deferred tax liabilities	(1,472)	(2,240)

Total net deferred tax assets	$232,428	$204,954

The significant components of the Company’s deferred tax assets and liabilities consisted of the following:

	December 31,
	2016	2015
	(In thousands)
Deferred tax assets:
Accruals and reserves	$41,094	$33,407
Deferred revenue	95,969	82,378
Tax credits	50,072	41,444
Net operating losses	41,986	50,143
Other	267	4,296
Stock based compensation	34,349	40,660
Transaction costs	557	511
Valuation allowance	(14,156)	(16,673)

Total deferred tax assets	250,138	236,166
Deferred tax liabilities:
Depreciation and amortization	1,933	(7,626)
Acquired technology	(8,524)	(17,778)
Prepaid expenses	(11,119)	(5,808)

Total deferred tax liabilities	(17,710)	(31,212)

Total net deferred tax assets	$232,428	$204,954

The authoritative guidance requires a valuation allowance to reduce the deferred tax assets reported if it is not more likely than not that some portion or all of the deferred tax assets will be realized. At December 31, 2016, the Company determined a $14.2 million valuation allowance was necessary. The amount disclosed in the table above relates to deferred tax assets for net operating losses and tax credits that may not be realized.

At December 31, 2016, the Company retained $92.1 million of remaining net operating loss carry forwards in the United States from acquisitions. The utilization of these net operating loss carry forwards are limited in any one year pursuant to Internal Revenue Code Section 382 and begin to expire in 2020. At December 31, 2016, the Company held $58.9 million of remaining net operating loss carry forwards in foreign jurisdictions that do not expire. At December 31, 2016, the Company had research and development tax credit carry forwards of $6.1 million that begin to expire in 2018.

The Company does not expect to remit earnings from its foreign subsidiaries. All income earned abroad, except for previously taxed income for U.S. tax purposes is considered indefinitely reinvested in the Company’s non-U.S. operations and no provision for U.S. taxes is provided with respect to such income. As of December 31, 2016 the undistributed earnings of the Company’s foreign subsidiaries was approximately $2.69 billion and was primarily held by a foreign subsidiary in the United Kingdom. At this time, it is not practical to determine the amount of tax that may be payable if the Company were to repatriate those earnings. Upon distribution of those earnings in the form of dividends or otherwise, the Company could be subject to both U.S. income taxes (subject to an adjustment for foreign tax credits) and withholding taxes payable to various foreign countries.

A reconciliation of the Company’s effective tax rate to the statutory federal rate is as follows:

	Year Ended December 31,
	2016	2015	2014
Federal statutory taxes	35.0%	35.0%	35.0%
State income taxes, net of federal tax benefit	0.8	(1.0)	—
Foreign operations	(21.6)	(41.1)	(26.2)
Permanent differences	3.2	13.9	8.0
Change in deferred tax liability related to acquired intangibles	(0.8)	(12.6)	(10.9)
Tax credits	(7.9)	(20.7)	(21.4)
Stock option compensation	0.3	0.8	3.4
Change in accruals for uncertain tax positions	2.2	(5.9)	(1.8)
Other	(0.2)	0.9	1.2

	11.0%	(30.7)%	(12.7)%

The Company’s effective tax rate generally differs from the U.S. federal statutory rate of 35% due primarily to lower tax rates on earnings generated by the Company’s foreign operations that are taxed primarily in Switzerland.

The Company’s effective tax rate was approximately 11.0% and (30.7)% for the year ended December 31, 2016 and 2015, respectively. The increase in the effective tax rate when comparing the year ended December 31, 2016 to the year ended December 31, 2015 was primarily due to a change in the combination of income between the Company’s U.S. and foreign operations, the impact of discrete tax benefits related to the extension of the 2015 federal research and development tax credit and the impact of settling the Internal Revenue Service (“IRS”) examination for tax years 2011 and 2012 that closed during 2015. Specifically, during the quarter ended June 30, 2015, the IRS concluded its field examination, finalized tax adjustments primarily related to transfer pricing and the research and development tax credit, and formally closed the audit for the 2011 and 2012 tax years. Subsequently, during 2015 the Company recognized a net tax benefit of $20.3 million related to the IRS examination settlement.

The decrease in the effective tax rate when comparing the year ended December 31, 2015 to the year ended December 31, 2014 was primarily due to a change in the combination of income between the Company’s U.S. and foreign operations, the decline in reserve for uncertain tax positions, the impact of discrete tax benefits related to the extension of the 2015 federal research and development tax credit, and the impairment of certain intangible assets.

A reconciliation of the beginning and ending amount of unrecognized tax benefits for the years ended December 31, 2016 and 2015 is as follows (in thousands):

Balance at January 1, 2015	$66,918
Additions based on tax positions related to the current year	6,613
Additions for tax positions of prior years	4,675
Reductions related to the expiration of statutes of limitations	(9,521)
Settlements	(14,064)

Balance at December 31, 2015	54,621
Additions based on tax positions related to the current year	$11,588
Additions for tax positions of prior years	4,759
Reductions related to the expiration of statutes of limitations	(1,167)

Balance at December 31, 2016	$69,801

As of December 31, 2016 the Company is offsetting unrecognized tax benefits of $25.1 million against long-term deferred tax assets. All amounts included in this balance affect the annual effective tax rate. The Company recognizes interest accrued related to uncertain tax positions and penalties in income tax expense. As of the year ended December 31, 2016, the Company accrued $2.8 million for the payment of interest and penalties.

The Company and one or more of its subsidiaries are subject to U.S. federal income taxes in the United States, as well as income taxes of multiple state and foreign jurisdictions. The Company is currently no longer subject to U.S. federal income tax examination. With some exceptions, the Company is generally not under examination for state and local income tax, or non-U.S. jurisdictions by tax authorities for years prior to 2013.

11. SEGMENT INFORMATION

The Company previously organized its operations into two reportable segments. As a result of the Spin-Off of the GoTo Business, formerly a reportable segment, on January 31, 2017, the Company re-evaluated its operating segments and determined that it has one reportable segment. The Company’s chief operating decision maker (“CODM”) reviews financial information presented on a consolidated basis for purposes of allocating resources and evaluating financial performance. The Company’s Chief Executive Officer is the CODM. The results of the GoTo Business, formerly a reportable segment, are accounted for as discontinued operations in the Company’s consolidated statement of income for all periods presented. See Note 21 for more information regarding discontinued operations.

International revenues (sales outside of the United States) accounted for approximately 46.3%, 48.7% and 50.7% of the Company’s net revenues for the year ended December 31, 2016, 2015, and 2014, respectively.

Long-lived assets consist of property and equipment, net, and are shown below.

	December 31,
	2016	2015
	(In thousands)
Property and equipment, net:
United States	$197,077	$214,580
United Kingdom	25,321	28,851
Other countries	39,556	38,671

Total property and equipment, net	$261,954	$282,102

In fiscal year 2016 , two distributors, Ingram Micro and Arrow, accounted for 13% and 12%, respectively, of the Company’s total net revenues. In fiscal year 2015 , two distributors, Ingram Micro and Arrow, accounted for 13% and 11%, respectively, of the Company’s total net revenues. In fiscal year 2014, one distributor, Ingram Micro, accounted for 14% of the Company’s total net revenues. The Company’s distributor arrangements with Ingram Micro and Arrow consist of several non-exclusive, independently negotiated agreements with its subsidiaries, each of which covers different countries or regions. Each of these agreements is separately negotiated and is independent of any other contract (such as a master distribution agreement), one of which was individually responsible for over 10% of the Company’s total net revenues in each of the last three fiscal years.

Revenues by product grouping were as follows for the years ended:

	December 31,
	2016	2015	2014
	(In thousands)
Net revenues:
Workspace Services revenues(1)	$1,690,783	$1,639,072	$1,600,581
Delivery Networking revenues(2)	782,875	749,910	702,028
Cloud Services Revenues (3)	130,955	101,403	75,569
Professional services(4)	131,229	147,488	175,541
Other	238	8,281	9,345

Total net revenue	$2,736,080	$2,646,154	$2,563,064

(1)	Workspace Services revenues are primarily comprised of sales from XenDesktop, XenApp, XenMobile and related license updates and maintenance and support.

(2)	Delivery Networking revenues are primarily comprised of NetScaler ADC and NetScaler SD-WAN, and related license updates and maintenance and support.
(3)	Cloud Services revenues primarily include ShareFile, Podio and Citrix Cloud products.
(4)	Professional services revenues are primarily comprised of revenues from consulting services and product training and certification services.

Revenues by Geographic Location

The following table presents revenues by segment and geographic location, for the years ended:

	December 31,
	2016	2015	2014
	(In thousands)
Net revenues:
Americas	$1,598,896	$1,487,364	$1,394,112
EMEA	863,517	873,620	863,179
Asia-Pacific	273,667	285,170	305,773

Total net revenues	$2,736,080	$2,646,154	$2,563,064

Export revenue represents shipments of finished goods and services from the United States to international customers, primarily in Latin America and Canada. Shipments from the United States to international customers for 2016, 2015 and 2014 were $160.5 million, $178.7 million and $176.1 million, respectively.

12. CONVERTIBLE SENIOR NOTES

Convertible Notes Offering

During 2014, the Company completed a private placement of approximately $1.44 billion principal amount of 0.500% Convertible Notes due 2019. The net proceeds from this offering were approximately $1.42 billion, after deducting the initial purchasers’ discounts and commissions and the estimated offering expenses payable by the Company. The Company used approximately $82.6 million of the net proceeds to pay the cost of the Bond Hedges described below (after such cost was partially offset by the proceeds to the Company from the Warrant Transactions described below). The Company used the remainder of the net proceeds from the offering and a portion of its existing cash and investments to purchase an aggregate of approximately $1.5 billion of its common stock, as authorized under its share repurchase program. The Company used approximately $101.0 million to purchase shares of common stock from certain purchasers of the Convertible Notes in privately negotiated transactions concurrently with the closing of the offering, and the remaining $1.4 billion to purchase additional shares of common stock through an Accelerated Share Repurchase (“ASR”) which the Company entered into with Citibank, N.A. (the “ASR Counterparty”) on April 25, 2014 (the “ASR Agreement”).

The Convertible Notes are governed by the terms of an indenture, dated as of April 30, 2014 (the “Indenture”), between the Company and Wilmington Trust, National Association, as trustee (the “Trustee”). The Convertible Notes are the senior unsecured obligations of the Company and bear interest at a rate of 0.500% per annum, payable semi-annually in arrears on April 15 and October 15 of each year. The Convertible Notes will mature on April 15, 2019, unless earlier repurchased or converted. Upon conversion, the Company will pay cash up to the aggregate principal amount of the Convertible Notes to be converted and pay or deliver, as the case may be, cash, shares of common stock or a combination of cash and shares of common stock, at the Company’s election, in respect of the remainder, if any, of the Company’s conversion obligation in excess of the aggregate principal amount of the Convertible Notes being converted.

The conversion rate for the Convertible Notes is 11.1111 shares of common stock per $1,000 principal amount of Convertible Notes, which corresponds to a conversion price of approximately $90.00 per share of common stock. The conversion rate is subject to adjustment from time to time upon the occurrence of certain events, including, but not limited to, the issuance of certain stock dividends on common stock, the issuance of certain rights or warrants, subdivisions, combinations, distributions of capital stock, indebtedness, or assets, the payment of cash dividends and certain issuer tender or exchange offers.

The Company may not redeem the Convertible Notes prior to the maturity date and no “sinking fund” is provided for the Convertible Notes, which means that the Company is not required to periodically redeem or retire the Convertible Notes. Upon the occurrence of certain fundamental changes involving the Company, holders of the Convertible Notes may require the Company to repurchase for cash all or part of their Convertible Notes in principal amounts of $1,000 or an integral multiple thereof at a repurchase price equal to 100% of the principal amount of the Convertible Notes to be repurchased, plus accrued and unpaid interest to, but excluding, the fundamental change repurchase date.

In accounting for the issuance of the Convertible Notes, the Company separated the Convertible Notes into liability and equity components. The carrying amount of the liability component was calculated by measuring the estimated fair value of a similar liability that does not have an associated convertible feature. The carrying amount of the equity component representing the conversion option was determined by deducting the fair value of the liability component from the face value of the Convertible Notes as a whole. The excess of the principal amount of the liability component over its carrying amount (“debt discount”) is amortized to interest expense over the term of the Convertible Notes using the effective interest method with an effective interest rate of 3.0 percent per annum. The equity component is not remeasured as long as it continues to meet the conditions for equity classification.

In accounting for the transaction costs related to the Convertible Note issuance, the Company allocated the total amount incurred to the liability and equity components based on their relative values. Issuance costs attributable to the $1.3 billion liability component are being amortized to expense over the term of the Convertible Notes, and issuance costs attributable to the equity component are included along with the equity component in stockholders’ equity. Additionally, a deferred tax liability of $8.2 million related to a portion of the equity component transaction costs which are deductible for tax purposes is included in Other liabilities in the accompanying consolidated balance sheets.

As a result of the structure of the Reverse Morris Trust (RMT) transaction with LogMeIn, Inc., and the notification on October 10, 2016 to noteholders in accordance with the Indenture, the Convertible Notes became convertible until the earlier of (1) the close of business on the business day immediately preceding the ex-dividend date for the distribution of the outstanding shares of GetGo common stock to the Company’s stockholders by way of a pro rata dividend, and (2) the Company’s announcement that such distribution will not take place, even though the Convertible Notes were not otherwise convertible at December 31, 2016. The conversion rate for the Convertible Notes, Convertible Note Hedge and Warrant Transactions was also subject to adjustment as of the opening of business on the ex-dividend date for the distribution. The $1.44 billion Convertible Notes became convertible with the notice to noteholders. Accordingly, as of December 31, 2016, the carrying amount of the Convertible Notes of $1.3 billion was reclassified from Other liabilities to Current liabilities and the difference between the face value and carrying value of $79.5 million was reclassified from stockholders’ equity to temporary equity in the accompanying consolidated balance sheets. See Note 18 for more information on the Company’s separation of its GoTo Business.

The Convertible Notes consist of the following (in thousands):

	December 31, 2016	December 31, 2015
Liability component
Principal	$1,437,500	$1,437,500
Less: note discount and issuance costs	(89,344)	(112,508)

Net carrying amount	$1,348,156	$1,324,992

Equity component
Temporary Equity	$79,495	$—
Additional paid-in-capital	83,374	162,869

Total equity (including temporary equity)	$162,869	$162,869

The following table includes total interest expense recognized related to the Convertible Notes (in thousands):

	Year Ended December 31,
	2016	2015	2014
Contractual interest expense	$7,187	$7,188	$4,792
Amortization of debt issuance costs	3,863	3,974	2,461
Amortization of debt discount	33,014	32,039	20,832

	$44,064	$43,201	$28,085

See Note 5 to the Company’s consolidated financial statements for fair value disclosures related to the Company’s Convertible Notes.

Convertible Note Hedge and Warrant Transactions

In connection with the pricing of the Convertible Notes, the Company entered into convertible note hedge transactions relating to approximately 16.0 million shares of common stock (the “Bond Hedges”), with JPMorgan Chase Bank, National Association, London Branch; Goldman, Sachs & Co. (now Goldman Sachs & Co. LLC); Bank of America, N.A.; and Royal Bank of Canada (the “Option Counterparties”) and also entered into separate warrant transactions (the “Initial Warrant Transactions”) with each of the Option Counterparties relating to approximately 16.0 million shares of common stock.

The Bond Hedges are generally expected to reduce the potential dilution upon conversion of the Convertible Notes and/or offset any payments in cash, shares of common stock or a combination of cash and shares of common stock, at the Company’s election, that the Company is required to make in excess of the principal amount of the Convertible Notes upon conversion of any Convertible Notes, as the case may be, in the event that the market price per share of common stock, as measured under the terms of the Bond Hedges, is greater than the strike price of the Bond Hedges, which initially corresponds to the conversion price of the Convertible Notes and is subject to anti-dilution adjustments substantially similar to those applicable to the conversion rate of the Convertible Notes. The Warrant Transactions will separately have a dilutive effect to the extent that the market value per share of common stock, as measured under the terms of the Warrant Transactions, exceeds the applicable strike price of the warrants issued pursuant to the Warrant Transactions (the “Warrants”). The initial strike price of the Warrants is $120.00 per share. The Warrants will expire in ratable portions on a series of expiration dates commencing after the maturity of the Convertible Notes. The Bond Hedges and Warrants are not marked to market. The value of the Bond Hedges and Warrants were initially recorded in stockholders’ equity and continue to be classified within stockholders’ equity. As of December 31, 2016, no warrants have been exercised.

Aside from the initial payment of a premium to the Option Counterparties under the Bond Hedges, which amount is partially offset by the receipt of a premium under the Warrant Transactions, the Company is not required to make any cash payments to the Option Counterparties under the Bond Hedges and will not receive any proceeds if the Warrants are exercised.

13. CREDIT FACILITY

Effective January 7, 2015, the Company entered into a Credit Facility with a group of financial institutions (the “Lenders”). The Credit Facility provides for a five year revolving line of credit in the aggregate amount of $250.0 million, subject to continued covenant compliance. The Company may elect to increase the revolving credit facility by up to $250.0 million if existing or new lenders provide additional revolving commitments in accordance with the terms of the Credit Agreement. A portion of the revolving line of credit (i) in the aggregate amount of $25.0 million may be available for issuances of letters of credit and (ii) in the aggregate amount of $10.0 million may be available for swing line loans, as part of, not in addition to, the aggregate revolving commitments. The Credit Facility bears interest at the LIBOR plus 1.10% and adjusts in the range of 1.00% to 1.30% above LIBOR based on the ratio of the Company’s total debt to its adjusted earnings before interest, taxes, depreciation, amortization and certain other items (“EBITDA”) as defined in the agreement. In addition, the Company is required to pay a quarterly facility fee ranging from 0.125% to 0.20% of the aggregate revolving commitments under the Credit Facility and based on the ratio of the Company’s total debt to the Company’s consolidated EBITDA. As of December 31, 2016, there were no amounts outstanding under the Credit Facility.

The Credit Agreement contains certain financial covenants that require the Company to maintain a consolidated leverage ratio of not more than 3.5:1.0 and a consolidated interest coverage ratio of not less than 3.0:1.0. In addition, the Credit Agreement contains customary affirmative and negative covenants, including covenants that limit or restrict the ability of the Company to grant liens, merge, dissolve or consolidate, dispose of all or substantially all of its assets, pay dividends during the existence of a default under the Credit Agreement, change its business and incur subsidiary indebtedness, in each case subject to customary exceptions for a credit facility of this size and type. The Company was in compliance with these covenants as of December 31, 2016.

14. DERIVATIVE FINANCIAL INSTRUMENTS

Derivatives Designated as Hedging Instruments

As of December 31, 2016, the Company’s derivative assets and liabilities primarily resulted from cash flow hedges related to its forecasted operating expenses transacted in local currencies. A substantial portion of the Company’s overseas expenses are and will continue to be transacted in local currencies. To protect against fluctuations in operating expenses and the volatility of future cash flows caused by changes in currency exchange rates, the Company has established a program that uses foreign exchange forward contracts to hedge its exposure to these potential changes. The terms of these instruments, and the hedged transactions to which they relate, generally do not exceed twelve months.

Generally, when the dollar is weak, foreign currency denominated expenses will be higher, and these higher expenses will be partially offset by the gains realized from the Company’s hedging contracts. Conversely, if the dollar is strong, foreign currency denominated expenses will be lower. These lower expenses will in turn be partially offset by the losses incurred from the Company’s hedging contracts. The change in the derivative component in Accumulated other comprehensive loss includes unrealized gains or losses that arose from changes in market value of the effective portion of derivatives that were held during the period, and gains or losses that were previously unrealized but have been recognized in the same line item as the forecasted transaction in current period net income due to termination or maturities of derivative contracts. This reclassification has no effect on total comprehensive income or equity.

The total cumulative unrealized loss on cash flow derivative instruments was $3.1 million at December 31, 2016 and $2.3 million at December 31, 2015, and is included in Accumulated other comprehensive loss in the accompanying consolidated balance sheets. See Note 16 for more information related to comprehensive income. The net unrealized loss as of December 31, 2016 is expected to be recognized in income over the next 12 months at the same time the hedged items are recognized in income.

Derivatives not Designated as Hedging Instruments

A substantial portion of the Company’s overseas assets and liabilities are and will continue to be denominated in local currencies. To protect against fluctuations in earnings caused by changes in currency exchange rates when remeasuring the Company’s balance sheet, it utilizes foreign exchange forward contracts to hedge its exposure to this potential volatility.

These contracts are not designated for hedge accounting treatment under the authoritative guidance. Accordingly, changes in the fair value of these contracts are recorded in Other expense, net.

Fair Values of Derivative Instruments

	Asset Derivatives				Liability Derivatives
(In thousands)
	December 31, 2016		December 31, 2015		December 31, 2016		December 31, 2015
Derivatives Designated as Hedging Instruments	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value
Foreign currency forward contracts	Prepaid expenses and other current assets	$460	Prepaid expenses and other current assets	$436	Accrued expenses and other current liabilities	$3,816	Accrued expenses and other current liabilities	$2,895

	Asset Derivatives				Liability Derivatives
(In thousands)
	December 31, 2016		December 31, 2015		December 31, 2016		December 31, 2015
Derivatives Not Designated as Hedging Instruments	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value
Foreign currency forward contracts	Prepaid expenses and other current assets	$2,046	Prepaid expenses and other current assets	$627	Accrued expenses and other current liabilities	$619	Accrued expenses and other current liabilities	$783

The Effect of Derivative Instruments on Financial Performance

	For the Year ended December 31,
	(In thousands)
Derivatives in Cash Flow Hedging Relationships	Amount of (Loss) Gain Recognized in Other Comprehensive (Loss) Income (Effective Portion)		Location of Loss Reclassified from Accumulated Other Comprehensive Loss into Income (Effective Portion)	Amount of Loss Reclassified from Accumulated Other Comprehensive Loss (Effective Portion)
	2016	2015		2016	2015
Foreign currency forward contracts	$(875)	$6,090	Operating expenses	$(1,763)	$(13,027)

There was no material ineffectiveness in the Company’s foreign currency hedging program in the periods presented.

	For the Year ended December 31,
	(In thousands)
Derivatives Not Designated as Hedging Instruments	Location of (Loss) Gain Recognized in Income on Derivative	Amount of (Loss) Gain Recognized in Income on Derivative
		2016	2015
Foreign currency forward contracts	Other expense, net	$(1,030)	$1,669

Outstanding Foreign Currency Forward Contracts

As of December 31, 2016, the Company had the following net notional foreign currency forward contracts outstanding (in thousands):

Foreign Currency	Currency Denomination
Australian dollars	AUD 8,200
Brazilian Real	BRL 8,300
British pounds sterling	GBP 283
Canadian dollars	CAD 2,850
Chinese renminbi	CNY 48,300
Danish krone	DKK 21,735
Euro	EUR 8,307
Hong Kong dollars	HKD 32,500
Indian rupees	INR 3,875
Japanese yen	JPY 685,319
Singapore dollars	SGD 9,967
Swiss francs	CHF 37,700

15. EARNINGS PER SHARE

The following table sets forth the computation of basic and diluted net income per share (in thousands, except per share information):

	Year Ended December 31,
	2016	2015	2014
Numerator:
Income from continuing operations	$469,855	$215,133	$167,219
Income from discontinued operations, net of income taxes	66,257	104,228	84,504

Net income	$536,112	$319,361	$251,723

Denominator:
Denominator for basic earnings per share—weighted-average shares outstanding	155,134	158,874	169,879
Effect of dilutive employee stock awards:
Employee stock awards	1,950	1,488	1,391

Denominator for diluted earnings per share—weighted-average shares outstanding	157,084	160,362	171,270
Basic earnings per share:
Income from continuing operations	$3.03	$1.35	$0.98
Income from discontinued operations, net of income taxes	0.43	0.66	0.50

Basic earnings per share	$3.46	$2.01	$1.48

Diluted earnings per share
Income from continuing operations	$2.99	$1.34	$0.98
Income from discontinued operations, net of income taxes	0.42	0.65	0.49

Diluted earnings per share	$3.41	$1.99	$1.47

Anti-dilutive weighted-average shares from stock awards	322	2,151	3,026

The weighted-average number of shares outstanding used in the computation of basic and diluted earnings per share does not include the effect of the potential outstanding common stock from the Company’s Convertible Senior Notes (the “Convertible Notes”) and warrants. The effects of these potentially outstanding shares were not included in the calculation of diluted earnings per share because the effect would have been anti-dilutive.

The Company uses the treasury stock method for calculating any potential dilutive effect of the conversion spread on its Convertible Notes on diluted earnings per share, if applicable, as upon conversion, the Company will pay cash up to the aggregate principal amount of the Convertible Notes to be converted and pay or deliver, as the case may be, cash, shares of common stock or a combination of cash and shares of common stock, at the Company’s election, in respect of the remainder, if any, of the Company’s conversion obligation in excess of the aggregate principal amount of the Convertible Notes being converted. The conversion spread will have a dilutive impact on diluted earnings per share when the average market price of the Company’s common shares for a given period exceeds the conversion price of $90.00 per share. For the years ended December 31, 2016, 2015 and 2014, the Convertible Notes have been excluded from the computation of diluted earnings per share as the effect would be anti-dilutive since the conversion price of the Convertible Notes exceeded the average market price of the Company’s common stock. In addition, the Company uses the treasury stock method for calculating any potential dilutive effect related to the warrants. See Note 12 to the Company’s consolidated financial statements for detailed information on the Convertible Notes offering.

16. COMPREHENSIVE INCOME

The changes in Accumulated other comprehensive loss by component, net of tax, are as follows:

	Foreign currency	Unrealized loss on available-for- sale securities	Unrealized loss on derivative instruments	Other comprehensive loss on pension liability	Total
	(In thousands)
Balance at December 31, 2015	$(16,346)	$(2,900)	$(2,255)	$(7,026)	$(28,527)
Other comprehensive income (loss) before reclassifications	—	996	(2,638)	906	(736)
Amounts reclassified from accumulated other comprehensive loss	—	(1,204)	1,763	—	559

Net current period other comprehensive (loss) income	—	(208)	(875)	906	(177)

Balance at December 31, 2016	$(16,346)	$(3,108)	$(3,130)	$(6,120)	$(28,704)

Income tax expense or benefit allocated to each component of other comprehensive loss is not material.

Reclassifications out of Accumulated other comprehensive loss are as follows:

	For the Twelve Months Ended December 31, 2016
	(In thousands)
Details about accumulated other comprehensive loss components	Amount reclassified from Accumulated other comprehensive loss, net of tax	Affected line item in the Consolidated Statements of Income
Unrealized net gains on available-for-sale securities	$(1,204)	Other expense, net
Unrealized net losses on cash flow hedges	1,763	Operating expenses	*

	$559

*	Operating expenses amounts allocated to Research and development, Sales, marketing and services, and General and administrative are not individually significant.

17. RESTRUCTURING

The Company has implemented multiple restructuring plans to reduce its cost structure, align resources with its product strategy and improve efficiency, which has resulted in workforce reductions and the consolidation of certain leased facilities.

For the years ended December 31, 2016, 2015 and 2014, restructuring charges were comprised of the following (in thousands):

	Year Ended December 31,
	2016	2015	2014
Employee severance and related costs	$41,054	$74,879	$14,092
Consolidation of leased facilities	28,857	22,100	—
Reversal of previous charges	(2,510)	(286)	—
Other	—	1,968	—

Total Restructuring charges	$67,401	$98,661	$14,092

During the years ended December 31, 2016 and 2015, the Company incurred costs of $44.5 million and $29.4 million primarily related to its announced plan in November 2015 to simplify the Company’s enterprise go-to-market motion and roles while improving coverage, reflect changes in the Company’s product focus, and balance resources with demand across the Company’s marketing, general and administration areas. The charges are primarily related to employee severance, outplacement, professional service fees, and facility closing costs. The majority of the activities related to this program were substantially completed as of the end of the first quarter of 2016. As of December 31, 2016, total charges related to this program incurred since inception were $73.9 million.

During the years ended December 31, 2016 and 2015, the Company also recorded charges of $24.0 million and $67.5 million related to its announced plan in January 2015 to increase strategic focus and operational efficiency. The charges primarily related to the severance and other costs directly related to the reduction of the Company’s workforce and consolidation of leased facilities. The majority of the activities related to this program were substantially completed by the end of 2015. As of December 31, 2016, total charges related to this program incurred since inception were $91.5 million.

The amounts recorded during the year ended December 31, 2014 were primarily related to severance and other costs directly related to the reduction of the Company’s workforce pursuant to a restructuring plan initiated in 2014 to better align resources to strategic initiatives.

Restructuring accruals

The activity in the Company’s restructuring accruals for the year ended December 31, 2016 is summarized as follows (in thousands):

Total
Balance at January 1, 2016	$40,396
Restructuring charges	67,401
Payments	(69,012)
Other	1,158

Balance at December 31, 2016	$39,943

As of December 31, 2016, the $39.9 million in outstanding restructuring accruals primarily relate to future payments for leased facilities.

18. SEPARATION

On July 26, 2016, the Company entered into definitive agreements with GetGo, Inc., its wholly-owned subsidiary, and LogMeIn, Inc., with respect to a Reverse Morris Trust transaction. Subject to the terms and conditions of those agreements, the Company transferred its GoTo Business to GetGo, and after the close of business on January 31, 2017, the Company distributed approximately 26.9 million shares of GetGo common stock to the Company’s stockholders of record as of the close of business on January 20, 2017. Immediately following the Distribution, Lithium Merger Sub, Inc., a wholly-owned subsidiary of LogMeIn, merged with and into GetGo, with GetGo as the surviving corporation. In connection with the Merger, GetGo became a wholly-owned subsidiary of LogMeIn, and each share of GetGo common stock was converted into the right to receive one share of LogMeIn common stock. As a result of these transactions, the Company’s stockholders received approximately 26.9 million shares of LogMeIn common stock in the aggregate, or 0.171844291 of a share of LogMeIn common stock for each share of the Company’s common stock held of record by such stockholders on the Record Date. No fractional shares of LogMeIn were issued, and the Company’s stockholders instead received cash in lieu of any fractional shares.

The conversion period for the Convertible Notes that commenced on October 10, 2016 in connection with the Distribution terminated as of the close of business on January 31, 2017. As a result, the Convertible Notes were reclassified to Other liabilities from Current liabilities and the amount previously recorded as Temporary equity was reclassified to permanent equity as of January 31, 2017. The Distribution also resulted in an adjustment to the conversion rate for the Convertible Notes under the terms of the Indenture. As a result of this adjustment, the conversion rate for the Convertible Notes in effect as of the opening of business on February 1, 2017 is 13.9061 shares of the Company’s common stock per $1,000 principal amount of Convertible Notes, which corresponds to a conversion price of approximately $71.91 per share of common stock. Corresponding adjustments were made to the conversion rates for the Convertible Note Hedge and Warrant Transactions as of the opening of business on February 1, 2017.

In connection with the Distribution, the Company made certain adjustments to outstanding restricted stock unit and stock option awards with the intention of preserving the intrinsic value of the awards prior to the Distribution. There was no change to the vesting terms of these awards. As a result of these adjustments, the Company currently expects to incur incremental expense in the first quarter of 2017.

As a result of the separation of the GoTo Business, the Company has evaluated its existing tax attributes to reflect the continuing operations of the Company. The Company expects to record a $45.2 million charge to income tax expense in the first quarter of 2017 as a result of changes in its expectations of realizability of state R&D credits due directly to the separation of the GoTo Business. The Company will have less income subject to taxation in California, and therefore, the R&D credits will not be able to be utilized.

The Company has incurred incremental costs in connection with the separation of the GoTo Business. These costs relate primarily to third-party advisory and consulting services, retention payments to certain employees, incremental stock-based compensation and other costs directly related to the separation of the GoTo Business. Costs related to employee retention or stock-based compensation are classified on a basis consistent with their regular compensation charges and included within Cost of net revenues, Research and development, Sales, marketing and services, or General and administrative expense in the consolidated statements of income as applicable. Costs other than those related to employees are included within Separation expense in the consolidated statements of income. During the years ended December 31, 2016 and December 31, 2015, the Company incurred approximately $2.5 million and $0.2 million related to separation costs, respectively. As a result of the separation, the results of the GoTo Business are accounted for as discontinued operations for all periods presented. For additional information on discontinued operations, see Note 21.

19. RECENT ACCOUNTING PRONOUNCEMENTS

In January 2017, the Financial Accounting Standards Board issued an accounting standard update on the accounting for business combinations by clarifying the definition of a business with the objective of adding guidance to assist entities with evaluating whether transactions should be accounted for as acquisitions or disposals of assets or businesses. The new guidance is effective for annual and interim periods beginning after December 15, 2017. The Company is currently evaluating the potential impact of this standard on its financial position and results of operations.

In October 2016, the Financial Accounting Standards Board issued an accounting standard update on the accounting for income taxes, which requires entities to recognize the income tax consequences of an intra-entity transfer of an asset other than inventory when the transaction occurs as opposed to deferring tax consequences and amortizing them into future periods. This update is effective for annual and interim periods beginning after December 15, 2017, with early adoption permitted. A modified retrospective approach with a cumulative-effect adjustment directly to retained earnings at the beginning of the period of adoption is required. The Company does not expect the adoption of this standard to have a material impact on its consolidated financial position or results of operations.

In March 2016, the Financial Accounting Standards Board issued an accounting standard update on the accounting of stock-based compensation. The guidance requires the recognition of the income tax effects of awards in the income statement when the awards vest or are settled, thus eliminating additional paid in capital pools. The guidance also allows for the employer to repurchase more of an employee’s shares for tax withholding purposes without triggering liability accounting. In addition, the guidance allows for a policy election to account for forfeitures as they occur rather than on an estimated basis. The new guidance is effective for annual reporting periods beginning after December 15, 2016. Early adoption is permitted. The Company is currently evaluating the potential impact of this standard on its financial position and results of operations.

In February 2016, the Financial Accounting Standards Board issued an accounting standard update on the accounting of leases. The new guidance requires that lessees in a leasing arrangement recognize a right-of-use asset and a lease liability for most leases (other than leases that meet the definition of a short-term lease). The liability will be equal to the present value of lease payments. The asset will be based on the liability, subject to adjustment, such as for initial direct costs. The new guidance is effective for annual reporting periods beginning after December 15, 2018. Early adoption is permitted. The new standard must be adopted using a modified retrospective transition, and provides for certain practical expedients. Transition will require application of the new guidance at the beginning of the earliest comparative period presented. The Company is currently evaluating the potential impact of this standard on its financial position and results of operations.

In April 2015, the Financial Accounting Standards Board issued an accounting standard update on the presentation of debt issuance costs. The new guidance requires that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability, consistent with debt discounts. The Company adopted this standard effective January 1, 2016 and retroactively adjusted the long-term debt liability presented as of December 31, 2015 by reducing the long-term debt liability by the amount of the deferred financing costs of $13.9 million and reducing the deferred financing costs asset included in other assets on the consolidated balance sheets by a corresponding amount. The adoption of this standard did not have a material impact on the Company’s consolidated financial position, results of operations and cash flows.

In April 2015, Financial Accounting Standards Board issued an accounting standard update on customer’s accounting for fees paid in a cloud computing arrangement. The amendments in this update provide guidance about whether a cloud computing arrangement includes a software license. If a cloud computing arrangement includes a software license, the customer should account for the software license element of the arrangement consistent with other software licenses. If a cloud computing arrangement does not include a software license, the customer should account for the arrangement as a service contract. The Company adopted this standard effective January 1, 2016 on a prospective basis. Adoption of this standard did not have a material impact on the Company’s financial position and results of operations.

In May 2014, the Financial Accounting Standards Board issued an accounting standard update on revenue recognition. The new guidance creates a single, principle-based model for revenue recognition and expands and improves disclosures about revenue. In July 2015, the Financial Accounting Standards Board issued an accounting standard update that defers the effective date of the new revenue recognition standard by one year. The new guidance is effective for annual reporting periods beginning on or after December 15, 2017, and must be adopted using either a full retrospective approach for all periods presented in the period of adoption or a modified retrospective approach. The Company has completed its assessment of its information technology systems, data and processes related to the implementation of this accounting standard. Additionally, the Company has substantially completed its information technology system design and solution development, and will commence implementation of the solution in the first quarter of fiscal 2017. The Company expects to adopt the accounting standard update on a modified retrospective basis in the first quarter of fiscal 2018, and is currently evaluating the potential impact of this standard on its financial position and results of operations. Under the new standard the Company expects to capitalize and amortize certain commissions over the expected customer life rather than expensing them as incurred. Additionally, under the new standard, the Company would be required to recognize term license revenues upfront at time of delivery rather than ratably over the related contract period. The Company expects revenue recognition related to perpetual software, hardware, cloud offerings and professional services to remain substantially unchanged.

20. SUBSEQUENT EVENTS

2017 Acquisition

On January 3, 2017, the Company acquired all of the issued and outstanding securities of Unidesk Corporation (“Unidesk”). Unidesk is the inventor of the Microsoft Windows application packaging and management technology known as layering. Citrix acquired Unidesk to enhance and provide a demonstrable difference in application management and delivery. By incorporating the Unidesk technology into XenApp and XenDesktop, Citrix will advance its industry leadership by offering the most powerful and easy to deploy application layering solution available for delivering and managing applications and desktops in the cloud, on-premises and in hybrid deployment environments. The total preliminary cash consideration for this transaction was approximately $60.5 million, net of $2.7 million cash acquired. Transaction costs associated with the acquisition are currently estimated at $0.3 million, of which the Company expensed $0.3 million during the year ended December 31, 2016, which were included in General and administrative expense in the accompanying consolidated statements of income.

21. DISCONTINUED OPERATIONS

On January 31, 2017, the Company completed the Spin-off of the GoTo Business. Refer to Note 18 for additional information regarding the Spin-off. The financial results of the GoTo Business are presented as Income from discontinued operations, net of income tax expense in the consolidated statements of income. The following table presents the financial results of the GoTo Business through the date of the Spin-off for the indicated periods and do not include corporate overhead allocations:

Major classes of line items constituting Income from discontinued operations related to the GoTo Business:

	Year Ended December 31,
	2016	2015	2014
	(in thousands)
Net revenues	$682,185	$629,440	$579,792

Cost of net revenues	154,652	140,324	126,513

Gross margin	527,533	489,116	453,279

Operating expenses:
Research and development	93,892	83,018	66,898
Sales, marketing and services	209,475	189,560	205,307
General and administrative	63,270	50,068	43,357
Amortization of other intangible assets	14,097	11,254	3,994
Restructuring	3,721	1,750	6,332
Separation	54,084	6,173	—

Total operating expenses	438,539	341,823	325,888

Income from discontinued operations before income taxes	88,994	147,293	127,391
Income tax expense	22,737	43,065	42,887

Income from discontinued operations, net of income tax	$66,257	$104,228	$84,504

The assets and liabilities of the GoTo Business have been classified as discontinued operations as of December 31, 2016.

Carrying amounts of major classes of assets and liabilities included as part of discontinued operations related to the GoTo Business:

	December 31, 2016	December 31, 2015
	(in thousands)
Assets
Current assets:
Cash	$120,861	$57,762
Accounts receivable, net	44,734	45,850
Prepaid expenses and other current assets	14,094	13,115

Total current assets of discontinued operations	179,689	116,727
Property and equipment, net	81,866	91,715
Goodwill	380,917	377,101
Other intangible assets, net	54,312	73,081
Deferred tax assets, net	18,496	8,002
Other assets	3,340	3,758

Long-term assets of discontinued operations	$538,931	$553,657

Total major classes of assets of discontinued operations	$718,620	$670,384

Liabilities
Current liabilities:
Accounts payable	$11,333	$15,959
Accrued expenses and other current liabilities	46,088	36,131
Current portion of deferred revenues	115,249	110,211

Total current liabilities of discontinued operations	172,670	162,301
Long-term portion of deferred revenues	4,224	7,204
Other liabilities	3,484	4,174

Long-term liabilities of discontinued operations	$7,708	$11,378

Total major classes of liabilities of discontinued operations	$180,378	$173,679

Citrix and GetGo entered into several agreements in connection with the Spin-off, including a transition services agreement (“TSA”), separation and distribution agreement, tax matters agreement, intellectual property matters agreement, and an employee matters agreement. Pursuant to the TSA, Citrix, GetGo and their respective subsidiaries are providing various services to each other on an interim, transitional basis. Services being provided by Citrix include, among others, finance, information technology and certain other administrative services. The services generally commenced on February 1, 2017 and are generally expected to terminate within 12 months of that date. Billings by Citrix under the TSA are not expected to be material.

CITRIX SYSTEMS, INC.

SCHEDULE II

VALUATION AND QUALIFYING ACCOUNTS

	Beginning of Period	Charged to Expense	Charged to Other Accounts		Deductions		Balance at End of Period
	(In thousands)
2016
Deducted from asset accounts:
Allowance for doubtful accounts	$6,241	$954	$—		$3,306	(2)	$3,889
Allowance for returns	1,438	—	2,088	(1)	1,532	(4)	1,994
Valuation allowance for deferred tax assets	16,673	—	(2,517	) (5)	—		14,156
2015
Deducted from asset accounts:
Allowance for doubtful accounts	$3,750	$5,578	$—		$3,087	(2)	$6,241
Allowance for returns	2,185	—	3,276	(1)	4,023	(4)	1,438
Valuation allowance for deferred tax assets	15,167	—	1,506	(5)	—		16,673
2014
Deducted from asset accounts:
Allowance for doubtful accounts	$3,217	$2,815	$76	(3)	$2,358	(2)	$3,750
Allowance for returns	2,062	—	5,049	(1)	4,926	(4)	2,185
Valuation allowance for deferred tax assets	26,465	—	(11,298	) (5)	—		15,167

(1)	Charged against revenues.
(2)	Uncollectible accounts written off, net of recoveries.
(3)	Adjustments from acquisitions.
(4)	Credits issued for returns.
(5)	Related to deferred tax assets on foreign tax credits, net operating loss carryforwards, and depreciation.